Exhibit 10.1

Published CUSIP Numbers: 48256LAG8 (Revolver)
48256LAH6 (Term Loan)

$600,000,000

CREDIT AGREEMENT

dated as of June 15, 2017,

by and among

KMG CHEMICALS, INC.,

as the Borrower,

the Lenders referred to herein,
as Lenders,

KEYBANK NATIONAL ASSOCIATION,
as Agent,
Swingline Lender and Issuing Lender

KEYBANC CAPITAL MARKETS INC.
HSBC SECURITIES (USA) INC., and
JPMORGAN CHASE BANK, N.A.
as Joint Lead Arrangers and Joint Bookrunners

and

ING CAPITAL LLC,
as Documentation Agent

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(continued)

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EXHIBITS
Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit I	-	Form of Solvency Certificate

SCHEDULES
Schedule 1.1(a)	-	Existing Letters of Credit
Schedule 1.1(b)	-	Commitments and Commitment Percentages
Schedule 7.1	-	Jurisdictions of Organization and Qualification
Schedule 7.2	-	Subsidiaries and Capitalization
Schedule 7.6	-	Tax Matters
Schedule 8.17	-	Post-Closing Matters
Schedule 9.1	-	Existing Indebtedness
Schedule 9.2	-	Existing Liens
Schedule 9.3	-	Existing Loans, Advances and Investments
Schedule 9.7	-	Transactions with Affiliates

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CREDIT AGREEMENT, dated as of June 15, 2017, by and among KMG Chemicals, Inc., a Texas corporation (“KMG”), as the borrower (the “Borrower”), the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as the Lenders, and KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), as administrative agent for the Lenders (“Agent”).

STATEMENT OF PURPOSE

WHEREAS, the Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Agent and the Lenders have agreed to extend, certain credit facilities to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Acquisition” means any acquisition (whether in a single transaction or series of related transactions) of (i) any going business, or all or substantially all of the assets of any Person, whether through purchase, merger or otherwise; or (ii) at least a majority of the Equity Interests or voting power of any Person.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means KeyBank, in its capacity as administrative agent and Collateral Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.

“Agent’s Lien” means the Liens securing the Credit Agreement Obligations granted to the Agent for the benefit of the Lender Parties by any Borrower Party pursuant to this Agreement and the other Security Documents.

“Agent’s Office” means the office of the Agent specified in or determined in accordance with the provisions of Section 12.1(c).

“Agreement” means this Second Amended and Restated Credit Agreement.

“Agreement Currency” has the meaning set forth in Section 12.24.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees or LIBOR Rate or Base Rate “floor”; provided that OID and upfront fees shall be equated to interest rate assuming a four-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided, further, that “All-In

Yield” shall not include arrangement fees, structuring fees, underwriting fees or other fees, in each case, not paid to all providers of such Indebtedness.

“Alternative Currency” means each of (i) Euro, (ii) Sterling, and (iii) each other currency (other than Dollars) that is approved in accordance with Section 1.7.

“Alternative Currency Outstandings” means the sum of (i) with respect to Alternative Currency Revolving Credit Loans on any date, the aggregate outstanding principal Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Alternative Currency Revolving Credit Loans occurring on such date plus (ii) with respect to any L/C Obligations denominated in an Alternative Currency on any date, the aggregate outstanding Dollar Amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate Dollar Amount of such L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Alternative Currency Revolving Credit Loan” means any Revolving Credit Loan denominated in an Alternative Currency.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Commitments and $25,000,000.  The Alternative Currency Sublimit is part of, and not in addition to, the aggregate Commitments.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Terrorism Laws” has the meaning set forth in Section 7.20.

“Applicable ECF Percentage” shall mean, for any fiscal year of the Borrower, (a) 50.0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is greater than 4.00 to 1.00, (b) 25.0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than or equal to 4.00 to 1.00 and greater than 3.00 to 1.00, and (c) 0.0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.00 to 1.00.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means, (a) with respect to the Term Loan Facility, the corresponding percentages per annum for LIBOR Rate Loans and Base Rate Loans as set forth below based on the Consolidated Net Leverage Ratio:

Level	Consolidated Net Leverage Ratio	LIBOR +	Base Rate +
1	Greater than 4.25 to 1.00	4.25%	3.25%
2	Less than or equal to 4.25 to 1.00	4.00%	3.00%

and (b) with respect to the Revolving Credit Facility, the corresponding percentages per annum for LIBOR Rate Loans and Base Rate Loans as set forth below based on the Consolidated Net Leverage Ratio:

Level	Consolidated Net Leverage Ratio	Commitment Fee	LIBOR +	Base Rate +
1	Greater than 4.25 to 1.00	0.50%	3.50%	2.50%
2	Greater than 3.75 to 1.00 but less than or equal to 4.25 to 1.00	0.50%	3.25%	2.25%
3	Less than or equal to 3.75 to 1.00	0.50%	3.00%	2.00%

The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which the Borrower provides an Officer’s Compliance Certificate pursuant to Section 8.2(a) for its most recently ended fiscal quarter (each such date, a “Calculation Date”); provided that (a) as of the Closing Date, the Applicable Margin shall be based on Pricing Level 1 until the first Calculation Date occurring after the Closing Date with respect to the first full fiscal quarter ending thereafter and, thereafter the Pricing Level shall be determined by reference to the Consolidated Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide an Officer’s Compliance Certificate when due as required by Section 8.2(a) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such Officer’s Compliance Certificate was required to have been delivered shall be based on Pricing Level 1 until such time as such Officer’s Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date.  The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 8.1 or Section 8.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Net Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall (subject to Section 4.1 and Section 4.2) immediately and retroactively be obligated to pay to the Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with Section 5.4.  Nothing in this paragraph shall limit the rights of the Agent and the Lenders with respect to Section 5.1(b) and Section 10.2 nor any of their other rights under this Agreement or any other Loan Document.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Credit Agreement Obligations hereunder.

The Applicable Margins set forth above shall be increased as, and to the extent, required by Section 5.13.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means KeyBanc Capital Markets Inc. (or any of its designated affiliates), HSBC Securities (USA) Inc., and JPMorgan Chase Bank, N.A. (or any of its designated affiliates), in their capacities as joint lead arrangers and joint bookrunners.

“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any disposition of Equity Interests) by any Borrower Party or any Subsidiary thereof (or the granting of any option or other right to do any of the foregoing, other than any such option or other right that is expressly conditioned on such disposition being permitted by the terms of this Agreement or an applicable waiver hereof), and any issuance of Equity Interests by any Subsidiary of the Borrower to any Person that is not a Borrower Party or any Subsidiary thereof.  The term “Asset Disposition” shall not include (a) the sale of inventory in the Ordinary Course of Business, (b) the transfer of assets to the Borrower or any Subsidiary Guarantor pursuant to any other transaction permitted pursuant to Section 9.4, (c) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the Ordinary Course of Business and not undertaken as part of an accounts receivable financing transaction, (d) the disposition of any Hedge Agreement, (e) dispositions of Investments in cash and Cash Equivalents, (f) the transfer by any Borrower Party of its assets to any other Borrower Party, (g) the transfer by any Non-Guarantor Subsidiary of its assets to any Borrower Party (provided that in connection with any such transfer, such Borrower Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer) and (h) the transfer by any Non-Guarantor Subsidiary of its assets to any other Non-Guarantor Subsidiary.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.10), and accepted by the Agent, in substantially the form attached as Exhibit G or any other form approved by the Agent.

“Assigned Leases” means all leases presently existing or hereafter made, whether written or verbal, or any letting of, or agreement for the use or occupancy of, any part of the Mortgaged Property, and each modification, extension, renewal and guarantee thereof, including the Rents.

“Available Amount” means, at any time, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication: (a) the Retained Excess Cash Flow Amount as of such date; less (b) any prior usage of such Available Amount hereunder pursuant to Section 9.3(u).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).  Notwithstanding the foregoing, in no event shall the Base Rate be less than 0.0%.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

“Board of Governors” shall mean the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Borrower” has the meaning set forth in the introductory paragraph.

“Borrower Consolidated Group” means the Borrower and its Consolidated Subsidiaries (each referred to singularly as a “Member of the Borrower Consolidated Group”).

“Borrower Materials” has the meaning set forth in Section 8.2.

“Borrower Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in Fort Worth, Texas or New York, New York with respect to Obligations denominated in Dollars is located and:

(a)if such day relates to any interest rate settings as to a LIBOR Rate Loan (or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR) denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)if such day relates to any interest rate settings as to a LIBOR Rate Loan (or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR) denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Loan, means a TARGET Day;

(c)if such day relates to any interest rate settings as to a LIBOR Rate Loan (or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR) denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a LIBOR Rate Loan (or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR) denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Calculation Date” has the meaning set forth in the definition of Applicable Margin.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis, for any period, all expenditures made by a Person, directly or indirectly for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefore or additions thereto, that should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a balance sheet of such Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with, or deliver to the Agent, or directly to the applicable Issuing Lender (with notice thereof to the Agent), for the benefit of one or more of the Issuing Lenders, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Agent and the applicable Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent, such Issuing Lender and the Swingline Lender, as applicable.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred eighty (180) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred eighty (180) days from the date of creation thereof and currently having one of the two highest ratings obtainable from either S&P or Moody’s, (c) domestic and LIBOR certificates of deposit maturing no more than one hundred eighty (180) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency, (d) time deposits maturing no more than one hundred and eighty (180) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, or (e) in the case of a Foreign Subsidiary made in a country outside the United States, Cash Equivalents shall also include (i) investments of the types and maturities described in clauses (a) through (d) above of such Foreign Subsidiary, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign ratings agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (d) and in this sentence.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with a Borrower Party, is a Lender, an Affiliate of a Lender, the Agent or an Affiliate of the Agent, or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Cash Management Agreement with a Borrower Party, in each case in its capacity as a party to such Cash Management Agreement.

“Casualty or Condemnation Event” means the receipt by any Borrower Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Change in Control” means an event or series of events by which:

(a)(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (50%) or more of the Equity Interests of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower or (ii) a majority of the members of the board of directors (or other equivalent governing body) of the Borrower shall not constitute Continuing Directors; or

(b)there shall have occurred under any indenture or other instrument evidencing any Indebtedness or Equity Interests in excess of the Threshold Amount any “change in control” or similar provision (as set forth in the indenture, agreement, or other evidence of such Indebtedness or Equity Interests) obligating the Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interests provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan, Swingline Loan, or Term Loan and, when used in reference to any Commitment, whether such Commitment is a Revolving Credit Commitment or a Term Loan Commitment.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Collateral” means the collateral security for the Credit Agreement Obligations pledged or granted pursuant to the Security Documents; provided that, notwithstanding anything to the contrary contained in any Security Document, the Collateral shall not include any Excluded Asset.

“Collateral Agent” means Agent in its capacity as “collateral agent” as set forth in Section 11.1(b).

“Commitment Fee” has the meaning set forth in Section 5.3(a).

“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable.

“Commitments” means, collectively, as to all Lenders, the Revolving Credit Commitments and the Term Loan Commitments of such Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period:

(a)increased, without duplication, by the following, in each case (other than in the case of clause (a)(viii)) only to the extent (and in the same proportion) deducted (and not added back or excluded) in determining Consolidated Net Income for such period:

(i)Consolidated Interest Expense for such period;

(ii)all amounts attributable to depreciation and amortization for such period;

(iii)consolidated income tax expense for such period;

(iv)the amount of any minority interest expense attributable to minority interests of third parties in the positive income of any non-Wholly Owned Subsidiary;

(v)the amount of any restructuring charges or reserves, start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to information technology and accounting functions, integration and facilities opening costs or any one-time costs, in each case incurred in connection with a Specified Transaction; provided that the aggregate amount included pursuant to this clause (a)(v), taken together with the aggregate amount of cost savings, operating expense reductions and synergies included pursuant to clause (a)(vi), other than any cost savings, operating expense reductions and synergies of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act, shall not exceed 20% of Consolidated EBITDA (prior to giving effect to clause (a)(vi) and this clause (a)(v));

(vi)the amount of cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from actions taken, or committed to be taken in connection with a Specified Transaction and be realized within twelve (12) months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided, that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable; provided that the aggregate amount of cost savings, operating expense reductions and synergies included pursuant to this clause (a)(vi), taken together with the aggregate amount included pursuant to clause (a)(v), other than any cost savings, operating expense reductions and synergies of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act, shall not exceed 20% of Consolidated EBITDA (prior to giving effect to clause (a)(v) and this clause (a)(vi));

(vii)any extraordinary, unusual, or non-recurring expenses, losses or charges for such period; provided that the aggregate amount of expenses, losses or charges included pursuant to this clause (a)(vii) shall not exceed 20% of Consolidated EBITDA (prior to giving effect to this clause (a)(vii));

(viii)any other non-cash charges or adjustments, including equity-based or non-cash compensation charges or expenses, including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights for such period, any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may elect not to add back such non-cash charge in the current period and (B) to the extent the Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period;

(ix)any expenses, charges or losses to the extent covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of the date of such determination; and

(x)to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination, expenses, charges or losses with respect to liability or casualty events or business interruption; and

(b)decreased, without duplication, and to the extent included in arriving at such Consolidated Net Income:

(i)non-cash gains or adjustments (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period) and all other non-cash items of income for such period;

(ii)all gains and income from investments recorded using the equity method;

(iii)all cash payments made during such period on account of accruals, reserves and other non-cash charges added to Consolidated Net Income in a previous period pursuant to clause (a)(viii) above;

(iv)the amount of any minority interest income attributable to minority interests of third parties in the losses of any non-Wholly Owned Restricted Subsidiary;

(v)any extraordinary gains for such period determined on a consolidated basis in accordance with GAAP;

(vi)the amount of any expenses, charges or losses covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or sale, conveyance, transfer or other disposition of assets permitted under this Agreement added to Consolidated Net Income in a previous period pursuant to clause (a)(ix) above to the extent not indemnified or reimbursed within 365 days of the date of determination by the Borrower that a reasonable basis exists for indemnification or reimbursement; and

(vii)the amount of any expenses, charges or losses with respect to liability or casualty events or business interruption added to Consolidated Net Income in a previous period pursuant to clause (a)(x) above to the extent not reimbursed within 365 days of the date of determination by the Borrower that there exists reasonable evidence that such amount would be reimbursed by the insurer.

For purposes of determining Consolidated EBITDA for any period that includes the fiscal quarters ended October 31, 2016, January 31, 2017, and April 30, 2017, the Consolidated EBITDA for each such fiscal quarter shall be $25,415,500, $27,721,500, and $29,099,333, respectively.  For the fiscal quarter ending July 31, 2017, Consolidated EBITDA for such fiscal quarter shall be the sum of (i) Consolidated EBITDA calculated pursuant to the provisions of this Agreement plus (ii) $6,900,000, representing the Consolidated EBITDA of the Target and its subsidiaries for the period from May 1, 2017 through the Closing Date.

“Consolidated Current Assets” means, at any time, the consolidated current assets (other than cash and Cash Equivalents) of the Borrower and its Subsidiaries, as determined on a Consolidated basis in accordance with GAAP, but excluding any non-cash mark-to-market value associated with Hedge Agreements pursuant to ASC 815.

“Consolidated Current Liabilities” means, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries, as determined on a Consolidated basis in accordance with GAAP, excluding (a) any Current Maturities of Long-Term Indebtedness arising under this Agreement, and (b) any non-cash mark-to-market liability associated with Hedge Agreements pursuant to ASC 815.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of all Funded Indebtedness of the Borrower and its Subsidiaries.

“Consolidated Interest Expense” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to interest rate Hedge Agreements) for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, calculated on a Pro Forma Basis.

“Consolidated Net Income” means, for any period, the Net Income of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person, in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash or other tangible property to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, and (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a).

“Consolidated Net Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of all Funded Indebtedness of the Borrower and its Subsidiaries, net of Unrestricted Cash as of such date.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, calculated on a Pro Forma Basis.

“Consolidated Net Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Indebtedness on such date that is secured by a Lien to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, calculated on a Pro Forma Basis.

“Consolidated Working Capital” shall mean, at any date, (a) Consolidated Current Assets on such date minus (b) Consolidated Current Liabilities on such date.

“Continuing Directors” means the directors of the Borrower on the Closing Date and each other director of the Borrower, if, in each case, such other director’s nomination for election to the board of directors (or equivalent governing body) of the Borrower is recommended by at least 51% of the then Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Obligations” means, collectively, (a) all obligations and liabilities of any Borrower Party to any Lender Party under the Loan Documents, whether now in existence or hereafter arising, including without limitation: (i) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans and (ii) the L/C Obligations, (b) all existing or future payment and other obligations owing by any Borrower Party under (i) any Secured Hedge Agreement and (ii) any Secured Cash Management Agreement, and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower Parties and each of their respective Subsidiaries to any Lender Party under any Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Borrower Party or any Subsidiary thereof of any proceeding under any Bankruptcy Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that notwithstanding anything to the contrary herein or any other Loan Document, “Credit Agreement Obligations” shall not include, with respect to any Borrower Party, any Excluded Swap Obligations of such Borrower Party.

“Credit Facility” means, collectively, the Term Loan Facility, the Revolving Credit Facility, the Swingline Facility, and the L/C Facility.

“Current Maturities of Long-Term Indebtedness” means all payments in respect of Long-Term Indebtedness that are required to be made within one year from the date of determination, whether or not the obligation to make such payments would constitute a current Liability of the applicable Person under GAAP.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Borrower Party or any of its Subsidiaries.

“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, any Term Loan, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Bankruptcy Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of (A) an Undisclosed Administration or (B) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Depreciation Expense” means the depreciation expense of an applicable Person for the applicable period (to the extent included in the computation of Net Income), according to GAAP.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Credit Agreement Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Credit Agreement Obligations arising under the Loan Documents that are accrued and payable, the termination or expiration of all Letters of Credit (or Cash Collateralization thereof), and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar Amount” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount expressed in an Alternative Currency, such amount converted to Dollars on the basis of the exchange rate as shown on Reuters World Currency Page for such Alternative Currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agent upon notice to the Borrower, the Issuing Lender and the Lenders or, in the event no such service is selected, on the basis of the most favorable spot exchange rate determined by the Agent to be available to it at approximately 11:00 a.m. two (2) Business Days prior to the most recent Revaluation Date.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.10(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.10(b)(iii)).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Borrower Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Borrower Party or any current or former ERISA Affiliate.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council of the EMU for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the Ordinary Course of Business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Equity Owner’s Equity” means, at any time, the sum of the following accounts set forth in a balance sheet of an applicable Person, adjusted to U.S. Dollars by means of applicable foreign currency exchange rates and prepared in accordance with GAAP:

(A)The par or stated value of all outstanding Equity Interests;

(B)Capital surplus; and

(C)Retained earnings.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any Person who together with any Borrower Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Savings Withholding Tax” means withholding tax on savings income in accordance with European Directive 2003/48/EC (regarding the taxation of savings income in the form of interest payments), as implemented in the legislation of the relevant European member state.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, the excess, if any, of:

(a)the sum, without duplication, of:

(i)Consolidated Net Income for such fiscal year;

(ii)the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future fiscal year or amortization of a prepaid cash gain that was paid in a prior fiscal year);

(iii)the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year; and

(iv)the aggregate amount of non-cash losses on any Asset Dispositions by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income; minus

(b)the sum, without duplication, of:

(i)the amount of all non-cash credits included in arriving at such Consolidated Net Income;

(ii)Capital Expenditures and Investments (including Acquisitions) made by the Borrower and its Subsidiaries in cash during such fiscal year (or paid in cash following the end of such fiscal year and prior to the date the mandatory prepayment is required to be made pursuant to Section 4.4(b); provided that any such expenditure included in this clause (b)(ii) pursuant to this parenthetical shall not be deducted in calculating Excess Cash Flow for the fiscal year in which it is made), in each case, except to the extent funded by the incurrence of long-term Indebtedness or from equity contributions made to, or the proceeds of Equity Interests issued by, the Borrower;

(iii)the aggregate amount of all regularly scheduled principal payments of Funded Indebtedness (including, without limitation, the Term Loans) made by the Borrower and its Subsidiaries in cash during such fiscal year (other than in respect of any revolving credit facility unless there is an equivalent scheduled permanent reduction in commitments thereunder), in each case, except to the extent funded by the incurrence of long-term Indebtedness or from equity contributions made to, or the proceeds of Equity Interests issued by, the Borrower;

(iv)all cash dividends or other distributions paid in cash to holders of Equity Interests of the Borrower during such fiscal year (or paid in cash following the end of such fiscal year and prior to the date the mandatory prepayment is required to be made pursuant to Section 4.4(b); provided that any such payment included in this clause (b)(iv) pursuant to this parenthetical shall not be deducted in calculating Excess Cash Flow for the fiscal year in which it is made), in each case, permitted hereunder and in each case, except to the extent funded by the incurrence of long-term Indebtedness or from equity contributions made to, or the proceeds of Equity Interests issued by, the Borrower;

(v)the amount of the increase, if any, in Consolidated Working Capital for such fiscal year; and

(vi)the aggregate amount of non-cash gains on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means, on any date, with respect to any Alternative Currency, the rate at which such Alternative Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., on such date on the Reuters World Currency Page for such Alternative Currency.  In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Alternative Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agent or, in the event no such service is selected, such Exchange Rate instead shall be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Agent for such Alternative Currency on the London market at 11:00 a.m., on such date for the purchase of Dollars with such Alternative Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Assets” shall mean:

(a)any fee owned Real Property (other than Material Owned Real Property) and any leasehold interest in Real Property;

(b)commercial tort claims where the amount of damages claimed by the applicable Borrower Party is less than the Threshold Amount;

(c)any governmental or regulatory licenses, to the extent that, and for so long as, the grant (or perfection) of a security interest therein, or the assignment thereof, is prohibited or restricted thereby or under applicable law or would require a governmental consent that has not been obtained after the Borrower’s use of commercially reasonable efforts to obtain such consent (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or similar applicable laws that would have a similar effect); provided that nothing in this clause (c) shall prohibit the pledge or grant of security in the proceeds of such licenses;

(d)any particular asset or right under contract to the extent that, and for so long as, the pledge thereof or a security interest therein (A) is prohibited or restricted by Applicable Law or (B) would violate the terms of any agreement (including, without limitation, any purchase money security interest or similar arrangement permitted by the loan documentation) that is legally binding on the Borrower and the Subsidiary Guarantors (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or similar applicable laws that would have a similar effect); provided that nothing in this clause (d) shall prohibit the pledge or grant of security in the proceeds of such assets or rights;

(e)Margin Stock (to the extent a security interest therein would violate the provisions of the regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulation T, Regulation U or Regulation X) and Equity Interests in any Person other than Wholly Owned Subsidiaries that cannot be pledged without the consent of unaffiliated third parties;

(f)any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto and acceptance thereof by the United States Patent and Trademark Office, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of or void such intent-to-use trademark application or any registration that may issue therefrom under applicable federal law;

(g)any vehicles and other assets subject to certificates of title;

(h)(i) any Deposit Account or Securities Account (as each is defined in the UCC) the balance of which consists exclusively of (A) withheld income taxes and federal, state, or local employment taxes in such amounts as are required to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of any Borrower Party; or (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of any Borrower Party; (ii) segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts and trust accounts; and (iii) Deposit Accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments;

(i)any voting Equity Interests in excess of 65% of the total issued and outstanding amount of voting Equity Interests in any Foreign Subsidiary of any Borrower Party (for avoidance of doubt, Excluded Assets shall not include, and Collateral shall include, 100% of issued and outstanding non-voting Equity Interests in any such Foreign Subsidiary); and

(j)any particular assets if, and for so long as, in the reasonable judgment of the Agent (in consultation with the Borrower), the cost or burden of creating or perfecting a pledge or security interest in such assets is excessive in relation of the benefits afforded to the Lenders; provided, however, that Excluded Assets shall not include any proceeds, substitutions, or replacements of any Excluded Assets referred to in clauses (a) through (j) (unless such proceeds, substitutions, or replacements would independently constitute Excluded Assets referred to in clauses (a) through (j)).

“Excluded Foreign Subsidiary” means (a) a First Tier Foreign Subsidiary or (b) any Subsidiary owned directly or indirectly by a First Tier Foreign Subsidiary, irrespective of whether it is a U.S. Subsidiary or a Foreign Subsidiary.

“Excluded Information” shall mean any non-public information with respect to the Borrower or its Subsidiaries or any of their respective securities to the extent such information could have a material effect upon, or otherwise be material to, an assigning Term Loan Lender’s decision to assign Term Loans or a purchasing Term Loan Lender’s decision to purchase Term Loans.

“Excluded Subsidiary” means any Subsidiary of the Borrower that is: (a) an Immaterial Subsidiary, (b) a Foreign Subsidiary Holding Company, or (c) an Excluded Foreign Subsidiary.

“Excluded Swap Obligation” means, with respect to any Borrower Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Borrower Party for or the guarantee of such Borrower Party of, or the grant by such Borrower Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Borrower Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Borrower Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Borrower Party).  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Credit Commitment (other than pursuant to an assignment request by the Borrower under Section 5.12(b)) or (ii) such Lender changes its applicable lending office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its applicable lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of October 9, 2014, by and among KMG Chemicals, Inc., a Texas corporation, KMG-Bernuth, Inc., a Delaware corporation, KMG Electronic Chemicals, Inc., a Texas corporation, and KMG Electronic Chemicals Luxembourg Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg, as borrowers, the lenders party thereto, and Wells Fargo Bank, National Association, as agent and as collateral agent, as amended through but excluding the date hereof.

“Existing Letters of Credit” means those letters of credit issued and outstanding under the Existing Credit Agreement on the Closing Date and identified on Schedule 1.1(a).

“Extended Revolving Credit Commitment” means any Class of Revolving Credit Commitments the maturity of which shall have been extended pursuant to Section 5.17.

“Extended Revolving Credit Loans” means any Revolving Credit Loans made pursuant to the Extended Revolving Credit Commitments.

“Extended Term Loans” means any Class of Term Loans the maturity of which shall have been extended pursuant to Section 5.17.

“Extension” has the meaning set forth in Section 5.17(a).

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) among the Credit Parties, the applicable extending Lenders, the Agent and, to the extent required by Section 5.17, the Issuing Lender and/or the Swingline Lender implementing an Extension in accordance with Section 5.17.

“Extension Offer” has the meaning set forth in Section 5.17(a).

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the Dollar Amount of the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the Dollar Amount of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, and (iv) the Dollar Amount of the aggregate principal amount of the Term loans made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“Extraordinary Receipt” means any consideration received by or paid to or for the account of an applicable Person not in the Ordinary Course of Business, including, without limitation, proceeds from dispositions of assets outside the Ordinary Course of Business, pension plan reversions, condemnation awards (and payments in lieu thereof) and indemnity payments.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

“Fee Letters” means (a) the separate fee letter agreement dated April 23, 2017 among the Borrower and the Arrangers and (b) any letter between the Borrower and any Issuing Lender (other than KeyBank) relating to certain fees payable to such Issuing Lender in its capacity as such.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary that is a controlled foreign corporation” within the meaning of Section 957 of the Code and the Equity Interests of which are owned directly by any Borrower Party.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on July 31.

“Fixed Rate LIBOR” means LIBOR.

“Fixed Rate LIBOR Loan” means a Loan that bears interest at a rate of interest based on the Fixed Rate LIBOR.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a U.S. Subsidiary.

“Foreign Subsidiary Holding Company” means any direct or indirect Subsidiary of the Borrower, all or substantially all of the assets of which consist of the Equity Interests in one or more First Tier Foreign Subsidiaries and any of such First Tier Foreign Subsidiary’s Subsidiaries.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the Dollar Amount of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as of an applicable time, without duplication, (a) all of the Indebtedness of the applicable Person which is Indebtedness (i) for borrowed money, or (ii) constituting Capital Lease Obligations or the deferred purchase price of property, whether or not interest-bearing and whether or not, in accordance with GAAP, classified as a current Liability or Long-Term Indebtedness at such date, and whether secured or unsecured, excluding, however, (b) Indebtedness that is accounts payable and accrued expenses and other similar current Liabilities incurred in such Person’s Ordinary Course of Business.

“GAAP” or “Generally Accepted Accounting Principles” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governing Body” means the board of directors or the board of managers of a Person (or any Person or group of Persons exercising similar authority).

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuming in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part).

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed by a Governmental Authority to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, and (c) any other agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Hedge Bank” means any Person that, (a) at the time it enters into a Hedge Agreement with a Borrower Party permitted under Article IX, is a Lender, an Affiliate of a Lender, the Agent or an Affiliate of the Agent or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Hedge Agreement with a Borrower Party, in each case in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Immaterial Subsidiary” means, subject to the proviso below, each Subsidiary designated as an “Immaterial Subsidiary” to the Agent in writing that (i) generates income in an amount less than 2.5% of Consolidated Net Income of the Borrower and its Subsidiaries or (ii) owns assets in an amount less than 2.5% of the Consolidated total assets of the Borrower and its Subsidiaries, as reflected on the financial statements most recently provided to the Agent under this Agreement; provided, that at no time shall the aggregate total amount of income generated or assets held by all Immaterial Subsidiaries exceed 5.0% of the Consolidated Net Income or Consolidated total assets of the Borrower and its Subsidiaries, as the case may be, as reflected on the financial statements most recently provided to the Agent under this Agreement.

“Increased Amount Date” has the meaning set forth in Section 5.13(a).

“Incremental Lender” has the meaning set forth in Section 5.13(a).

“Incremental Loan Commitments” has the meaning set forth in Section 5.13(a).

“Incremental Loans” has the meaning set forth in Section 5.13(a).

“Incremental Revolving Credit Commitment” has the meaning set forth in Section 5.13(a).

“Incremental Revolving Credit Increase” has the meaning set forth in Section 5.13(a).

“Incremental Term Loan Credit Commitment” has the meaning set forth in Section 5.13(a).

“Incremental Term Loan” has the meaning set forth in Section 5.13(a).

“Indebtedness” means, with respect to any Person, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation or duplication:

(A)All obligations of such Person for borrowed money;

(B)All obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made;

(C)All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the Ordinary Course of Business) or discounted with recourse;

(D)All indebtedness secured by (or which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any Lien upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed;

(E)All indebtedness incurred as the lessee of assets or services under leases that, in accordance with GAAP, should be reflected on the lessee’s balance sheet;

(F)all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the Ordinary Course of Business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(G)all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the Ordinary Course of Business);

(H)all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;

(I)all obligations of any such Person in respect of Disqualified Equity Interests;

(J)all net obligations of such Person under any Hedge Agreements; and

(K)all Guarantees of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Issuing Lender” means KeyBank.

“Initial Term Loan” means the term loan made, or to be made, to the Borrower by the Term Loan Lenders pursuant to Section 4.1.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), three (3), or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a)the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b)if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that with respect to any LIBOR Rate Loan, if any Interest Period with respect to such LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c)any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d)no Interest Period shall extend beyond (i) the Revolving Credit Maturity Date with respect to any Revolving Credit Loans, or (ii) the Term Loan Maturity Date with respect to any Term Loans, as applicable; and

(e)there shall be no more than ten (10) Interest Periods in effect at any time.

“IRS” means the United States Internal Revenue Service.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means (i) the Initial Issuing Lender and (ii) any other Revolving Credit Lender (but excluding any Defaulting Lender) to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Borrower and the Agent (such approval by the Agent not unreasonably be delayed or withheld, and to the extent that such Lender is a Revolving Credit Lender on the Closing Date, such approval by the Agent shall not be required) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit.

“Judgment Currency” has the meaning set forth in Section 12.24.

“KeyBank” means KeyBank National Association, a national banking association.

“L/C Commitment” means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Borrower or one or more of its Subsidiaries from time to time in an aggregate amount equal to (a) for the Initial Issuing Lender, the amount set forth opposite the name of such Initial Issuing Lender on Schedule 1.1(b) and (b) for any other Issuing Lender becoming an

Issuing Lender after the Closing Date, such amount as separately agreed to in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Agent upon execution), in each case of clauses (a) and (b) above, any such amount may be changed after the Closing Date in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired Dollar Amount of the then outstanding Letters of Credit and (b) the aggregate Dollar Amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the applicable Issuing Lender.

“L/C Sublimit” means the lesser of (a) $20,000,000 and (b) the Revolving Credit Commitment.

“Latest Maturity Date” means, at any date of determination, the later of the Revolving Credit Maturity Date and the latest Term Loan Maturity Date.

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 5.13, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lender Parties” means, collectively, the Agent, the Lenders, the Issuing Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Agent from time to time pursuant to Section 11.5, any other holder from time to time of any Credit Agreement Obligations and, in each case, their respective successors and permitted assigns.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Agent delivered in connection with Section 5.13.

“Lending Office” means, with respect to the Agent, any Lender or any Issuing Lender, the office or offices of such Person maintaining such Person’s Extensions of Credit or issuing such Letters of Credit, or such other office or offices as such Person may from time to time notify the Borrower and the Agent, which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letter of Credit Application” means an application, in the form specified by the applicable Issuing Lender from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1.  Notwithstanding anything to the contrary contained herein, a letter of credit issued by any Issuing Lender (other than KeyBank at any time it is also acting as the Agent) shall not be a “Letter of Credit” for purposes of the Loan Documents until such time as the Agent has been notified in writing of the issuance thereof by the applicable Issuing Lender.  Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Liabilities” means all Indebtedness that, in accordance with GAAP, should be classified as liabilities on a balance sheet of a Person.

“LIBOR” means,

(a)for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in the applicable Permitted Currency for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period.  If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Agent to be the arithmetic average of the rate per annum at which deposits in the applicable Permitted Currency in minimum amounts of at least the Equivalent Amount of $5,000,000 would be offered by first class banks in the London interbank market to the Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

(b)for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day.  If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding the foregoing, in no event shall LIBOR be less than (a) 0.0% in the case of the Revolving Credit Facility and (b) 1.00% in the case of the Term Loan Facility.

“LIBOR Rate” means a rate per annum determined by the Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).  Each reference to a LIBOR Rate Loan when used in connection with a Revolving Credit Loan or a Term Loan shall mean a Fixed Rate LIBOR Loan.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Limited Condition Acquisition” means a Permitted Acquisition or other Investment by Borrower or one or more of its Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Security Documents, the Subsidiary Guaranty Agreement, the Fee Letters, and each other document, instrument, certificate and agreement executed and delivered by the Borrower Parties or any of their respective Subsidiaries in favor of or provided to the Agent or any Lender Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement).

“Loans” means the collective reference to the Revolving Credit Loans, the Term Loan and the Swingline Loans, and “Loan” means any of such Loans.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Long-Term Indebtedness” means at any date (a) any Indebtedness which matures (or the maturity of which may at the option of the applicable Person be extended such that it matures) more than one year after such date, and (b) any Capital Lease Obligations arising under any capital lease with a remaining term of more than one year after such date.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, (a) a material adverse effect on the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of such Persons, taken as a whole, (b) a material impairment of the ability of any such Person to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of the Agent or any Lender under any Loan Document or (d) an impairment of the legality, validity, binding effect or enforceability against any Borrower Party of any Loan Document to which it is a party.

“Material Contract” means (a) any contract or agreement, written or oral, of any Borrower Party or any of its Subsidiaries (other than contracts or agreements with respect to Acquisitions) involving monetary liability of or to any such Person in an amount which might reasonably be expected to exceed $25,000,000 during any Fiscal Year or (b) any other contract or agreement, written or oral, of any Borrower Party or any of its Subsidiaries, the breach, non‑performance, cancellation or failure to renew of which could reasonably be expected to have a Material Adverse Effect.

“Material Owned Real Property” shall mean any Real Property, or group of related tracts of Real Property, acquired (whether in a single transaction or a series of transactions) or owned in fee by any Borrower Party, in each case, in respect of which the fair market value (including the fair market value of improvements owned by such Borrower Party and located thereon) on such date of determination exceeds $2,000,000.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the sum of (i) the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (ii) the Fronting Exposure of the Swingline Lender with respect to all Swingline Loans outstanding at such time and (b) otherwise, an amount determined by the Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Property” means the “Mortgaged Property” as defined in the Mortgages.

“Mortgages” means the collective reference to each mortgage, deed of trust or other real property security document, encumbering any Real Property now or hereafter owned by any Borrower Party, in each case, in form and substance reasonably satisfactory to the Agent and executed by such Borrower Party in favor of the Agent, for the ratable benefit of the Lender Parties.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Borrower Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Casualty or Condemnation Event, the gross proceeds received by any Borrower Party or any of its Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) in the case of an Asset Disposition, all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such Asset Disposition, the amount of such excess shall constitute Net Cash Proceeds), (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event and (iii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event, and (b) with respect to any Debt Issuance or issuance of Equity Interests, the gross cash proceeds received by any Borrower Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“Net Income” means the net income of an applicable Person for the applicable period as determined in accordance with GAAP, but excluding for purposes of determining any financial ratios under this Agreement, all Extraordinary Receipts and any income tax expense on such Extraordinary Receipts and any tax deductions or credits on account of such Extraordinary Receipts.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders with respect to a certain Class or Series in accordance with the terms of Section 12.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Borrower Party.

“Notes” means the collective reference to the Revolving Credit Notes, the Swingline Note, and the Term Loan Notes.

“Notice of Account Designation” has the meaning set forth in Section 2.3(b).

“Notice of Borrowing” has the meaning set forth in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning set forth in Section 5.2.

“Notice of Prepayment” has the meaning set forth in Section 2.4(c).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.

“OID” means original issue discount.

“Ordinary Course of Business” means an action taken by a Person only if:

(A)Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(B)Such action is not required to be authorized by the Governing Body of such Person under Applicable Laws.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing, registration or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12).

“Participant” has the meaning set forth in Section 12.10(d).

“Participant Register” has the meaning set forth in Section 12.10(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Borrower Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Borrower Party or any current or former ERISA Affiliates.

“Permitted Acquisition” means any Acquisition by any Borrower Party if each such Acquisition meets all of the following requirements:

(a)no less than five (5) Business Days prior to the proposed closing date of such Acquisition, the Borrower shall have delivered written notice of such Acquisition to the Agent and the Lenders, which notice shall include the proposed closing date of such Acquisition; provided that if the consideration for any such Acquisition (other than consideration consisting of Equity Interests of the Borrower) is less than or equal to $25,000,000, such notice within five (5) Business Days after the closing date of such Acquisition;

(b)such Acquisition has been approved by the board of directors (or equivalent governing body) of the Person to be acquired;

(c)the Person or business to be acquired shall be in a line of business permitted pursuant to Section 9.10;

(d)if such transaction is a merger or consolidation, the Borrower or a Subsidiary shall be the surviving Person and no Change in Control shall have been effected thereby;

(e)the Borrower shall deliver to the Agent all documents required to be delivered pursuant to, and in accordance with, Section 8.14;

(f)if the consideration for any such Acquisition (other than consideration consisting of Equity Interests of the Borrower) exceeds $25,000,000, no later than five (5) Business Days prior to the proposed closing date of such Acquisition, the Borrower shall have delivered to the Agent an Officer’s Compliance Certificate for the most recent fiscal quarter end preceding such Acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to the Agent, that the Borrower is in compliance on a Pro Forma Basis (as of the date of the Acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) with each covenant contained in Section 9.11;

(g)Consolidated Net Leverage Ratio calculated on a Pro Forma Basis (as of the proposed closing date of the Acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) shall be no greater than the lesser of (i) 5.00 to 1.00 and (ii) the then applicable covenant level specified in Section 9.11, provided, in the case of a Limited Condition Acquisition, the foregoing ratio may, at the election of the Borrower, be tested as of the date of the execution of the acquisition agreement therefor, rather than the closing date thereof;

(h)if the consideration for any such Acquisition (other than consideration consisting of Equity Interests of the Borrower) exceeds $25,000,000, promptly, but in no event later than five (5) Business Days after to the closing date of such Acquisition the Borrower, to the extent requested by the Agent, (i) shall have delivered to the Agent copies of the material Permitted Acquisition Documents, and (ii) shall have delivered to, or made available for inspection by, the Agent substantially complete Permitted Acquisition Diligence Information;

(i)no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith; provided, in the case of a Limited Condition Acquisition, such condition may, at the election of the Borrower, be tested as of the date of the execution of the acquisition agreement therefor, rather than the closing date thereof; and

(j)if the consideration for any such Acquisition (other than consideration consisting of Equity Interests of the Borrower) exceeds $25,000,000, the Borrower shall have (i) delivered to the Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such Acquisition and (ii) provided such other documents and other information as may be reasonably requested by the Agent or the Required Lenders (through the Agent) in connection with such Acquisition.

“Permitted Acquisition Diligence Information” means with respect to any Acquisition proposed by the Borrower or any Subsidiary, to the extent applicable, all material financial information obtained by the Borrower or any Subsidiary in connection with such Acquisition and reasonably requested to be delivered to the Agent (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).

“Permitted Acquisition Documents” means with respect to any Acquisition proposed by the Borrower or any Subsidiary, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such Acquisition, including, without limitation, all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Currency” means Dollars or any Alternative Currency, or each such currency, as the context requires.

“Permitted Liens” means the Liens permitted pursuant to Section 9.2.

“Permitted Unsecured Debt” shall mean in respect of Indebtedness of the Borrower meeting the following requirements: (i) such Indebtedness (x) does not have a maturity date or have any mandatory prepayment or redemption features (other than customary asset sale events, insurance and condemnation proceeds events, change of control offers or events of default), in each case prior to the date that is at least 91 days after the then latest maturity date applicable to Loans hereunder at the time such Indebtedness is incurred and (y) solely in the case of any such Indebtedness in the form of loans, does not have a shorter weighted average life to maturity than the Term Loans; (ii) such Indebtedness is not guaranteed by any Persons that are not Subsidiary Guarantors, (iii) such Indebtedness is unsecured, and (iv) the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, premiums, fees, and prepayment or redemption terms and provisions which shall be determined by the Borrower) are (A) reasonably satisfactory to the Agent or (B) not materially more restrictive to the Borrower and its Subsidiaries (when taken as a whole) than the terms and conditions of this Agreement (when taken as a whole) provided, that a certificate delivered to the Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this definition, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition unless the Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis for such disagreement).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning set forth in Section 8.2.

“Pledged Collateral” means the “Pledged Equity Interests” as defined in the Security Agreement.

“Pledged Foreign Subsidiary” means any Foreign Subsidiary whose Equity Interests (all or a portion) of which are Pledged Collateral.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data furnished to the Agent and based upon reasonable assumptions and calculations which are expected to have a continuous impact).

“Project Dragon Acquisition” means the acquisition by the Borrower of Flowchem Holdings LLC, a Delaware limited liability company pursuant to the terms of the Project Dragon Acquisition Agreement.

“Project Dragon Acquisition Agreement” means that certain Purchase Agreement and Plan of Merger dated as of April 23, 2017, by and among KMG Chemicals, Inc., KMG FC, LLC, Flowchem Holdings LLC, Arsenal Capital Partners III-B LP, and ACP Flowchem LLC.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Public Lenders” has the meaning set forth in Section 8.2.

“Qualified ECP Guarantor” has the meaning set forth in Section 12.22.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Real Property” shall mean all real property held or used by any Borrower Party, which relevant Borrower Party owns in fee or in which it holds a leasehold interest as a tenant, including as of the Closing Date.

“Recipient” means (a) the Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Refinancing” means the refinancing of (a) the existing Indebtedness of the Borrower and its Subsidiaries under the Existing Credit Agreement and (b) the existing Indebtedness of the Target and its Subsidiaries under its existing credit agreement.

“Register” has the meaning set forth in Section 12.10(c).

“Regulation T” shall mean Regulation T of the Board of Governors as in effect from time to time.

“Regulation U” shall mean Regulation U of the Board of Governors as in effect from time to time.

“Regulation X” shall mean Regulation X of the Board of Governors as in effect from time to time.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any date, any combination of the Lenders holding more than fifty percent (50%) of the sum of the aggregate amount of the Total Credit Exposures of all Lenders; provided, that the Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, further, that at any time there are two or more Lenders, the Required Lenders must include at least two Lenders unless there is only one Lender that is not a Defaulting Lender.

“Rents” means all the rents, issues, and profits now due and which may hereafter become due under or by virtue of the Assigned Leases, together with all claims and rights to the payment of money at any time arising in connection with any rejection or breach of any of the Assigned Leases under Bankruptcy Law, including without limitation, all rights to recover damages arising out of such breach or rejection, all rights to charges payable by a tenant or trustee in respect of the leased premises following the entry of an order for relief under any Bankruptcy Law in respect of a tenant and all rentals and charges outstanding under the Assigned Leases as of the date of entry of such order for relief.

“Repricing Event” shall mean (a) any prepayment or repayment of all or any portion of the Initial Term Loans with the proceeds of, or any conversion of all or any portion of the Initial Term Loan into, any new or replacement loans or similar bank indebtedness bearing interest with an All-In Yield less than the All-In Yield applicable to the Initial Term Loans and (b) any amendment, restatement, amendment and restatement or other modification to this Agreement which reduces the All-In Yield applicable to all or a portion of the Initial Term Loans.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by such Person and reasonably acceptable to the Agent.  Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” has the meaning set forth in Section 9.6.

“Retained Excess Cash Flow Amount” means, at any date, an amount, which shall not be less than zero, determined on a cumulative basis, equal to 50% of Excess Cash Flow for all completed Fiscal Years (commencing with the Fiscal Year ending July 31, 2018) as evidenced by the Officer’s Compliance Certificate for the most recent Fiscal Year delivered pursuant to Section 8.2.

“Revaluation Date” means (a) with respect to any Alternative Currency Revolving Credit Loan, each of the following: (i) the date of making any such Loan, (ii) each continuation of such Alternative Currency Revolving Credit Loan, (iii) the last Business Day of each calendar quarter and (iv) such additional dates as the Agent shall determine or the Required Lenders shall reasonably require and (b) with respect to any Letter of Credit, each of the following: (i) the date of issuance of any Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternative Currency, (iv) the last Business Day of each calendar quarter and (v) such additional dates as the Agent or the Issuing Lender shall determine or the Required Lenders shall reasonably require.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to, and to purchase participations in L/C Obligations and Swingline Loans for the account of, the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 5.13) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 5.13).  The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $50,000,000.  The initial Revolving Credit Commitment of each Revolving Credit Lender is set forth opposite the name of such Lender on Schedule 1.1(b).

“Revolving Credit Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the total Revolving Credit Commitments of all the Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment.  If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.  The initial Revolving Credit Commitment Percentage of each Revolving Credit Lender is set forth opposite the name of such Lender on Schedule 1.1(b).

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the Dollar Amount of the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility established pursuant to Section 5.13).

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment.

“Revolving Credit Loan” means any revolving loan (including any Alternative Currency Revolving Credit Loan) made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest to occur of (a) June 15, 2022, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, and (c) the date of termination of the Revolving Credit Commitment pursuant to Section 10.2(a).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Dollar Amount of the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding Dollar Amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate Dollar Amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“S&P” means Standard & Poor’s Financial Services LLC, a part of McGraw-Hill Financial and any successor thereto.

“Sanctioned Country” means a country, territory, or region which is itself the subject or target of any Sanctions, including a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization owned by or controlled by any such Person or Persons described in the foregoing clauses (a), (b), or (c), or (iii) a Person operating, organized or resident in a Sanctioned Country.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between or among any Borrower Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement between or among any Borrower Party and any Hedge Bank.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means that certain Security Agreement of even date herewith executed by the Borrower Parties in favor of the Agent, for the ratable benefit of the Lender Parties, which shall be in form and substance acceptable to the Agent, together with any and all extensions, revisions, modifications or amendments at any time made thereto.

“Security Documents” means the collective reference to the Security Agreement, the Mortgages, and each other agreement or writing pursuant to which any Borrower Party pledges or grants a security interest in any Property or assets securing the Credit Agreement Obligations.

“Series” shall mean (i) when used with respect to the Lenders, each of the following classes of Lenders: (a) Lenders having Revolving Credit Loans incurred pursuant to the Revolving Credit Commitments in effect on the Closing Date, (b) Lenders having Revolving Credit Loans with identical terms and conditions incurred pursuant to Incremental Revolving Credit Commitments, (c) Lenders having Revolving Credit Loans or Revolving Credit Commitments extended pursuant to an Extension Amendment and having the same maturity date, (d) Lenders having Initial Term Loans or Commitments to make Initial Term Loans with the same maturity date, (e) Lenders having Incremental Term Loans or Commitments to make Incremental Term Loans with identical terms and conditions, and (f) Lenders having such other Series of Term Loans or Term Loan Commitments extended pursuant to the same Extension Amendment and having the same maturity date, and (ii) when used with respect to Loans or Commitments, each of the following classes of Loans or Commitments: (a) Revolving Credit Loans incurred pursuant to the Revolving Credit Commitments in effect on the Closing Date, (b) Revolving Credit Loans or Revolving Credit Commitments extended pursuant to an Extension Amendment and having the same maturity date, (c) Initial Term Loans and Commitments to make Initial Term Loans with the same maturity date and (d) such other Series of Term Loans or Term Loan Commitments extended pursuant to the same Extension Amendment and having the same maturity date.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the Ordinary Course of Business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Disposition” means any disposition of all or substantially all of the assets or Equity Interests of any Subsidiary of the Borrower or any division, business unit, product line or line of business of the Borrower or any of its Subsidiaries.

“Specified Representations” means, collectively, (a) the representations made by or on behalf of the Target and its Subsidiaries in the Project Dragon Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has the right to decline to consummate the Project Dragon Acquisition as a result of a breach or inaccuracy of such representations in the Project

Dragon Acquisition Agreement and (b) the representations and warranties contained in Sections 7.1, 7.3, 7.4, 7.5, 7.10, 7.11, 7.17, 7.20, and 7.21.

“Specified Transactions” means (a) any Specified Disposition, (b) any Permitted Acquisition, and (c) the Transactions.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guarantors” means, collectively, all direct and indirect Subsidiaries of the Borrower (other than Excluded Subsidiaries) in existence on the Closing Date or which become a party to the Subsidiary Guaranty Agreement pursuant to Section 8.14.  For the avoidance of doubt, no Excluded Subsidiary shall be required to be a Subsidiary Guarantor.

“Subsidiary Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by the Subsidiary Guarantors in favor of the Agent, for the ratable benefit and the Lender Parties, which shall be in form and substance acceptable to the Agent.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the lesser of (a) $10,000,000 and (b) the Revolving Credit Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means KeyBank in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Target” means Flowchem Holdings LLC, a Delaware limited liability company.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means: (a) as to any Term Loan Lender, the obligation of such Term Loan Lender to make a portion of the Initial Term Loan to the account of the Borrower hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof; and (b) as to all Term Loan Lenders, the aggregate commitment of all Term Loan Lenders to make such Term Loans.  The aggregate Term Loan Commitment with respect to the Initial Term Loan of all Term Loan Lenders on the Closing Date shall be $550,000,000.  The Term Loan Commitment of each Term Loan Lender as of the Closing Date is set forth opposite the name of such Term Loan Lender on Schedule 1.1(b).

“Term Loan Facility” means the term loan facility established pursuant to Article IV.

“Term Loan Lender” means any Lender with a Term Loan Commitment and/or outstanding Term Loans.

“Term Loan Maturity Date” means the earlier to occur of (a) June 15, 2024 (or, with respect to any Lender, such later date as requested by the Borrower pursuant to Section 5.17 and accepted by such Lender) and (b) the date of acceleration of the Term Loans pursuant to Section 10.2(a).

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A-3, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loan Percentage” means, with respect to any Term Loan Lender at any time, the percentage of the total outstanding principal balance of the Term Loans represented by the outstanding principal balance of such Term Loan Lender’s Term Loans.  The Term Loan Percentage of each Term Loan Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(a).

“Term Loans” means the Initial Term Loans and “Term Loan” means any of such Term Loans.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Borrower Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any

Borrower Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower Party or any ERISA Affiliate.

“Threshold Amount” means $10,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure, and outstanding Term Loans of such Lender at such time.

“Transaction Costs” means all transaction fees, charges and other amounts related to the Transactions and any Permitted Acquisitions (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), in each case to the extent paid within six (6) months of the closing of the Credit Facility or such Permitted Acquisition, as applicable, and approved by the Agent in its reasonable discretion.

“Transactions” means, collectively, (a) the closing of this Agreement and the Refinancing, (b) the initial Extensions of Credit, (c) the closing of the Project Dragon Acquisition, and (d) the payment of the Transaction Costs incurred in connection with the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the State of Texas or any other applicable jurisdiction.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“United States” means the United States of America.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of all cash and Cash Equivalents on the consolidated balance sheet of the Borrower Parties that are not “restricted” for purposes of GAAP; provided, however, that the aggregate amount of Unrestricted Cash shall not include any cash or Cash Equivalents that are subject to a Lien (other than any Lien in favor of the Agent or customary Liens in favor of the depositary bank or other Person holding such cash or Cash Equivalents in accounts established with such banks or other Persons to secure the fees and expenses of maintaining such accounts).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Subsidiary” means any Subsidiary that is a U.S. Person.

“U.S. Subsidiary Guarantor” means any Subsidiary Guarantor that is a U.S. Person.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.11(g).

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means any Borrower Party and the Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

Section 1.3Accounting Terms.

(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein; provided, that for purposes of determining compliance with any incurrence or expenditure tests set forth in Article VIII and/or Article IX, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the Exchange Rates as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the Exchange Rates as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.  Notwithstanding anything to the contrary, for all purposes under this Agreement and the other Loan Documents, including negative covenants and component definitions, GAAP will be deemed to treat operating leases and Capital Lease Obligations in a manner consistent with their current treatment under GAAP as in effect on the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

(b)If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

Section 1.5Rounding.  Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6References to Alternative Currencies.

(a)For purposes of this Agreement, references to the applicable outstanding amount of Revolving Credit Loans, Revolving Credit Outstandings, Letters of Credit or L/C Obligations (including, without limitation, all Alternative Currency Revolving Credit Loans and Alternative Currency Outstandings) shall be deemed to refer to the Dollar Amount thereof.

(b)For purposes of this Agreement, the Dollar Amount of any Alternative Currency Revolving Credit Loan or Letter of Credit denominated in an Alternative Currency shall be determined in accordance with the terms of this Agreement in respect of the most recent Revaluation Date.  Such Dollar Amount shall become effective as of such Revaluation Date for such Alternative Currency Revolving Credit Loan or such Letter of Credit and shall be the Dollar Amount employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Alternative Currency Revolving Credit Loan or Letter of Credit.

(c)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may, in consultation with the Borrower, from time to time specify to be appropriate to reflect the adoption of the Euro by any Participating Member State and any relevant market conventions or practices relating to the Euro.  Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Agent may, in consultation with the Borrower, from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.7Additional Alternative Currencies.

(a)The Borrower may from time to time request that LIBOR Rate Revolving Credit Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is freely transferable and convertible into Dollars in the United States currency market and freely available to the applicable Lender in the London interbank market.  In the case of any such request with respect to the making of LIBOR Rate Revolving Credit Loans, such request shall be subject to the approval of the Agent and the Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Agent and the Issuing Lender that will be issuing Letters of Credit in such currency.  If after the designation of any currency other than those specifically listed in the definition of “Alternative Currency” as an Alternative Currency in accordance with the preceding sentence, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Agent (in the case of any LIBOR Rate Revolving Credit Loans to be denominated in such Alternative Currency) or an Issuing Lender (in the case of any Letter of Credit to be denominated in such Alternative Currency), (a) such currency no longer being freely transferable and convertible into Dollars in the United States currency market or freely available to the applicable Revolving Credit Lender or Issuing Lender in the London interbank market, (b) a Dollar Amount is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Revolving Credit Lenders or (d) such currency is no longer a currency in which the Required Lenders are willing to make LIBOR Rate Revolving Credit Loans (each of (a), (b), (c), and (d) a “Disqualifying Event”), then the Agent shall promptly notify the Revolving Credit Lenders and the Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist.  Within, five (5) Business Days after receipt of such notice from the Agent, the Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Amount of Loans, subject to the other terms contained herein.

(b)Any such request shall be made to the Agent not later than 11:00 a.m., 10 Business Days prior to the date of the desired Extension of Credit (or such other time or date as may be agreed by the Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Lender, in its or their sole discretion).  In the case of any such request pertaining to LIBOR Rate Revolving Credit Loans, the Agent shall promptly notify each Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Agent shall promptly notify the Issuing Lender thereof.  Each Revolving Credit Lender (in the case of any such request pertaining to LIBOR Rate Revolving Credit Loans) or the Issuing Lender (in the case of a request pertaining to Letters of Credit) shall notify the Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of LIBOR Rate Revolving Credit Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)Any failure by a Revolving Credit Lender or the Issuing Lender, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Credit Lender or such Issuing Lender, as the case may be, to permit LIBOR Rate Revolving Credit Loans to be made or Letters of Credit to be issued in such requested currency.  If the Agent and all the Revolving Credit Lenders consent to making LIBOR Rate Revolving Credit Loans in such requested currency, the Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowings of LIBOR Rate Revolving Credit Loans; and if the Agent and the Issuing Lender consent to the issuance of Letters of Credit in such requested currency, the Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Lender.  If the Agent shall fail to obtain consent to any request for an additional currency under this Section 1.7, the Agent shall promptly so notify the Borrower.

Section 1.8References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act, the UCC, the Investment Company Act of 1940, the Interstate Commerce Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.9Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Section 1.10Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

Section 1.11Guarantees.  Unless otherwise specified, the amount of any Guarantee shall be the lesser of the Dollar Amount of the principal amount of the obligations guaranteed and still outstanding and the maximum Dollar Amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.

Section 1.12Covenant Compliance Generally.  For purposes of determining compliance under Section 9.1, Section 9.2, Section 9.3, Section 9.5 and Section 9.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 8.1(a).  Notwithstanding the foregoing, for purposes of determining compliance with Section 9.1, Section 9.2 and Section 9.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.12 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

Article II

REVOLVING CREDIT FACILITY

Section 2.1Revolving Credit Loans.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower in Permitted Currencies from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment, (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment and (c) the Dollar Amount of the Alternative Currency Outstandings shall not exceed the Alternative Currency Sublimit.  Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion.  Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

Section 2.2Swingline Loans.

(a)Availability.  Subject to the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, Section 6.2(d) of this Agreement, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date; provided, that (a) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment.  Notwithstanding any provision herein to the contrary, the Swingline Lender and the Borrower may agree that the Swingline Facility may be used to automatically draw and repay Swingline Loans (subject to the limitations set forth herein) pursuant to cash management arrangements between the Borrower and the Swingline Lender (the “Sweep Arrangement”).  Except to the extent the Lenders have purchased participations therein pursuant to Section 2.2(b)(iii) below, principal and interest on Swingline Loans deemed requested pursuant to the Sweep Arrangement shall be paid pursuant to the terms and conditions agreed to between the Borrower and the Swingline Lender (without any deduction, setoff or counterclaim whatsoever).  The borrowing and disbursement provisions set forth in Section 2.3 and any other provision hereof with respect to the timing or amount of payments on the Swingline Loans (other than Section 2.4(a)) shall not be applicable to Swingline Loans made and prepaid pursuant to the Sweep Arrangement.  Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Arrangement, the principal amount of the Swingline Loans shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date.  All Swingline Loans shall be denominated in Dollars.  Unless a Swingline Loan is sooner (i) refinanced by the advance of a Revolving Credit Loan pursuant to Section 2.4(b) or (ii) repaid by the Borrower on demand pursuant to Section 2.4(b)(ii), such Swingline Loan shall be repaid by the Borrower no later than seven (7) days after the advance of such Swingline Loan.

(b)Refunding.

(i)Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender.  Such refundings shall be made by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Agent.  Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made.  No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii)The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  In addition, the Borrower hereby authorize the Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Agent has received notice in the manner required pursuant to Section 11.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii)Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI.  Further, each Revolving Credit Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 10.1(h) or (i) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan.  Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount.  Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).

(c)Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

Section 2.3Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a)Requests for Borrowing.  The Borrower shall give the Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan, (ii) at least three (3) Business Days before each LIBOR Rate Loan denominated in Dollars and (iii) at least four (4) Business Days before each Alternative Currency Revolving Credit Loan, of its intention to borrow, specifying: (A) the date of such borrowing, which shall be a Business Day, (B) whether such Loan is to be a Revolving Credit Loan or a Swingline Loan; (C) if such Loan is an Alternative Currency Revolving Credit Loan, the applicable Alternative Currency in which such Loan is to be funded; (D) if such Loan is a Revolving Credit Loan denominated in Dollars, whether such Revolving Credit Loan shall be a LIBOR Rate Loan or a Base Rate Loan; (E) if such Loan is a LIBOR Rate Loan, the duration of the Interest Period applicable thereto; and (F) the amount of such borrowing, which shall be, (1) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $500,000 or a whole multiple of $50,000 in excess thereof (or, if such borrowing is denominated in an Alternative Currency, in an aggregate principal amount equal to the Equivalent Amount of $500,000 or a whole multiple of $50,000 in excess thereof), (2) with respect to LIBOR Rate Loans in an aggregate principal amount of $1,000,000, or a whole multiple of $100,000, in excess thereof (or, if such borrowing is denominated in an Alternative Currency, in an aggregate principal amount equal to the Equivalent Amount of $1,000,000 or a whole multiple of $100,000 in excess thereof) or (3) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $50,000 in excess thereof.  If the Borrower fails to specify a currency in a Notice of Borrowing, then the Loan so requested shall be made in Dollars.  A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day.  The Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b)Disbursement of Revolving Credit and Swingline Loans.  Not later than 1:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Agent, for the account of the Borrower, at the office of the Agent in the applicable Permitted Currency in funds immediately available to the Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Agent, for the account of the Borrower, at the office of the Agent in funds immediately available to the Agent, the Swingline Loans to be made on such borrowing date.  The Borrower hereby irrevocably authorize the Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Agent or as may be otherwise agreed upon by the Borrower and the Agent from time to time.  Subject to Section 5.7 hereof, the Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Agent its Revolving Credit Commitment Percentage of such Loan.  Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

(c)Lending Offices. Each Lender may, at its option, make any Loan available to the Borrower by causing any Lending Office to make such Loan; provided that (i) all terms of this Agreement shall apply to any such Lending Office and (ii) the exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement; provided that no action by a Lender pursuant to this subsection shall result in the Borrower incurring incremental obligations under Section 5.10 or Section 5.11 or result in the application of Section 5.8(b).

Section 2.4Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a)Repayment on Termination Date.  The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in the applicable Permitted Currency in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b)Mandatory Prepayments.

(i)Aggregate Revolving Credit Commitment.  If, as of the most recent Revaluation Date or at any time (as determined by the Agent under Section 2.4(b)(vi)), (A) solely because of currency fluctuation, the Revolving Credit Outstandings exceed one hundred and five percent (105%) of the Revolving Credit Commitment or (B) for any other reason, the Revolving Credit Outstandings exceed the Revolving Credit Commitment, then, in each such case, the Borrower shall (1) first, if (and to the extent) necessary to eliminate such amount in excess of the Revolving Credit Commitment, immediately repay outstanding Swingline Loans (and/or reduce any pending request for a borrowing of such Swingline Loans submitted in respect of such Swingline Loans on such day) in an amount equal to the Dollar Amount of such amount in excess of the Revolving Credit Commitment, (2) second, if (and to the extent) necessary to eliminate such amount in excess of the Revolving Credit Commitment, immediately repay outstanding Revolving Credit Loans which are Base Rate Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) in an amount equal to the Dollar Amount of such amount in excess of the Revolving Credit Commitment, (3) third, if (and to the extent) necessary to eliminate such amount in excess of the Revolving Credit Commitment, immediately repay outstanding Revolving Credit Loans which are LIBOR Rate Loans denominated in Dollars (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) in an amount equal to the Dollar Amount of such amount in excess of the Revolving Credit Commitment, (4) fourth, if (and to the extent) necessary to eliminate such amount in excess of the Revolving Credit Commitment, immediately repay outstanding Alternative Currency Revolving Credit Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) in an amount equal to the Dollar Amount of such amount in excess of the Revolving Credit Commitment and (5) fifth, with respect to any Letters of Credit then outstanding, if (and to the extent) necessary to collateralize such amount in excess of the Revolving Credit Commitment, immediately Cash Collateralize the L/C Obligations in an aggregate amount equal to the Dollar Amount of such amount in excess of the Revolving Credit Commitment (such cash collateral to be applied in accordance with Section 10.2(b)).

(ii)Alternative Currency Sublimit.  If, as of the most recent Revaluation Date or at any time (as determined by the Agent under Section 2.4(b)(vi)), (A) solely because of currency fluctuation, the Alternative Currency Outstandings exceed one hundred and five percent (105%) of the Alternative Currency Sublimit or (B) for any other reason, the Alternative Currency Outstandings exceed the Alternative Currency Sublimit, then, in each such case, the Borrower shall, if (and to the extent) necessary to eliminate such amount in excess of the Alternative Currency Sublimit, immediately repay outstanding Alternative Currency Revolving Credit Loans and/or Cash Collateralize any L/C Obligations with respect to any Letters of Credit denominated in an Alternative Currency then outstanding (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) by the Dollar Amount of such amount in excess of the Alternative Currency Sublimit.

(iii)Project Dragon Acquisition Agreement.  The aggregate amount drawn under the Revolving Credit Facility on the Closing Date in order to purchase domestic Unrestricted Cash of the Target pursuant to the Project Dragon Acquisition Agreement shall be repaid by the Borrower within three (3) Business Days after the Closing Date.

(iv)Swingline Commitment. If, at any time (as determined by the Agent under Section 2.4(b)(vi)), the outstanding principal amount of all Swingline Loans exceeds the Swingline Commitment for any reason, then, the Borrower shall, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Swingline Loans (and/or reduce any pending request for a borrowing of such Loans submitted in respect of such Loans on such day) by the amount of such excess.

(v)Excess L/C Obligations. If, at any time (as determined by the Agent under Section 2.4(b)(vi)), (A) solely because of currency fluctuation, the L/C Obligations exceed one hundred and five percent (105%) of the L/C Sublimit or (B) for any other reason, the L/C Obligations exceed the L/C Sublimit, then, in each such case, the Borrower shall, with respect to any Letters of Credit then outstanding, make a payment of cash collateral into a cash collateral account opened by the Agent for the benefit of the Lenders in an amount equal to the Dollar Amount of such amount in excess of the L/C Sublimit (such cash collateral to be applied in accordance with Section 10.2(b)).

(vi)Compliance and Payments. The Borrower’s compliance with this Section 2.4(b) shall be tested from time to time by the Agent at its sole discretion, but in any event shall be tested on the date on which (A) the Borrower requests that the Lenders make a Revolving Credit Loan, (B) the Borrower requests that the Swingline Lender make a Swingline Loan or (C) the Borrower requests that an Issuing Lender issue a Letter of Credit.  Each such repayment pursuant to this Section 2.4(b) shall be accompanied by any amount required to be paid pursuant to Section 5.9.

(c)Optional Prepayments.  The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day for any prepayment of a Base Rate Loan or a Swingline Loan and (ii) at least three (3) Business Days before prepayment of each LIBOR Rate Loan denominated in Dollars and (iii) at least four (4) Business Days before prepayment of each Alternative Currency Revolving Credit Loan, specifying (A) the date and amount of prepayment, (B) whether the prepayment is of Revolving Credit Loans, Swingline Loans or a combination thereof, and, if a combination thereof, the amount allocable to each, (C) the applicable Alternative Currency in which any Revolving Credit Loan being prepaid is denominated and (D) with respect to Revolving Credit Loans denominated in Dollars, whether the repayment is of LIBOR Rate Loans, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Upon receipt of such notice, the Agent shall promptly notify each Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial prepayments shall be in an aggregate amount of $500,000 or a whole multiple of $50,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans) (or, if such Loans are denominated in an Alternative Currency, in an aggregate principal amount equal to the Equivalent Amount of $500,000 or a whole multiple of $50,000 in excess thereof), $1,000,000 or a whole multiple of $100,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 (or, if such Loans are denominated in an Alternative Currency, in an aggregate principal amount equal to the Equivalent Amount of $1,000,000 or a whole multiple of $100,000 in excess thereof) or a whole multiple of $50,000 in excess thereof with respect to Swingline Loans.  A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day.  Each such prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.  Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or issuance of Equity Interests, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or issuance and may be revoked by the Borrower in the event such refinancing is not consummated (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(d)Prepayment of Excess Proceeds.  In the event proceeds remain after the prepayments of the Term Loan Facility pursuant to Section 4.4(b), the amount of such excess proceeds shall be used on the date of the required prepayment under Section 4.4(b) to prepay the outstanding principal amount of the Revolving Credit Loans, without a corresponding reduction of the Revolving Credit Commitment, with remaining proceeds, if any, refunded to the Borrower.

(e)Limitation on Prepayment of LIBOR Rate Loans.  The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(f)Hedge Agreements.  No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement entered into with respect to the Loans.

Section 2.5Permanent Reduction of the Revolving Credit Commitment.

(a)Voluntary Reduction.  The Borrower shall have the right at any time and from time to time, upon at least three (3) Business Days prior irrevocable written notice to the Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof.  Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage.  All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

(b)Corresponding Payment.  Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced, and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Agent in an amount equal to such excess.  Such Cash Collateral shall be applied in accordance with Section 10.2(b).  Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility.  If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

Section 2.6Termination of Revolving Credit Facility.  The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

Article III

LETTER OF CREDIT FACILITY

Section 3.1L/C Facility.

(a)Availability.  Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby or commercial Letters of Credit denominated in Dollars or one or more Alternative Currencies in an aggregate amount not to exceed the L/C Sublimit for the account of the Borrower or, subject to Section 3.10, any Subsidiary thereof, Letters of Credit may be issued on any Business Day from the Closing Date through but not including the thirtieth (30th) day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Sublimit, (b) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment, or (c) the Alternative Currency Outstandings would exceed the Alternative Currency Sublimit.  Each Letter of Credit shall (i) be denominated in a Permitted Currency in minimum amounts of at least the Equivalent Amount of $100,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit (or such lesser amount as agreed to by the applicable Issuing Lender and the Agent), (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one (1) year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the applicable Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date and (iii) be subject to the Uniform Customs, in the case of a commercial Letter of Credit, or ISP98, in the case of a standby Letter of Credit, in each case as set forth in the Letter of Credit Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of Texas, the State of Ohio, or the State of New York.  No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Lender as of the Closing Date and that such Issuing Lender in good faith deems material to it, (B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally, (C) such Issuing Lender does not, as of the issuance date of the requested Letter of Credit (and as a general matter), issue Letters of Credit in the requested Permitted Currency, or (D) the conditions set forth in Section 6.2 are not satisfied.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.  No Issuing Lender shall amend any Letter of Credit if such Issuing Lender would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.  No Issuing Lender shall be under any obligation to amend any Letter of Credit if the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(b)Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.14, Section 5.15 and Section 6.2(d).

Section 3.2Procedure for Issuance of Letters of Credit.  The Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its applicable office (with a copy to the Agent at the Agent’s Office) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender or the Agent may request.  Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall, process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower.  The applicable Issuing Lender shall promptly furnish to the Borrower and the Agent a copy of such Letter of Credit and the Agent shall promptly notify each Revolving Credit Lender of the issuance and upon request by any Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.  Each Issuing Lender may issue any Letter of Credit by causing any Lending Office of such Issuing Lender to issue such Letter of Credit; provided that (i) all terms of this Agreement shall apply to any such Lending Office and (ii) the exercise of such option shall not affect the obligation of the Borrower to reimburse such Letter of Credit in accordance with the terms of this Agreement; provided that no action by an Issuing Lender pursuant to this sentence shall result in the Borrower incurring incremental obligations under Section 5.10 or Section 5.11 or result in the application of Section 5.8(b).

Section 3.3Commissions and Other Charges.

(a)Letter of Credit Commissions.  Subject to Section 5.15(a)(iii)(B), the Borrower shall pay to the Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit issued on behalf of the Borrower in the amount equal to the daily amount available to be drawn under such Letters of Credit times the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined, in each case, on a per annum basis).  Such commission shall be payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower commencing October 31, 2017, on the Revolving Credit Maturity Date and thereafter on demand of the Agent.  The Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.

(b)Issuance Fee.  In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued on behalf of the Borrower by such Issuing Lender as set forth in the Fee Letter executed by such Issuing Lender.  Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the applicable Issuing Lender.

(c)Other Fees, Costs, Charges and Expenses.  In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it on behalf of the Borrower.

Section 3.4L/C Participations.

(a)Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to the Dollar Amount of such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, issued by it, such Issuing Lender shall notify the Agent of such unreimbursed amount and the Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount and due date of such required payment and such L/C Participant shall pay to the Agent (which, in turn shall pay such Issuing Lender) the amount specified on the applicable due date.  If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.  With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d)All payments made by any L/C Participant under this Section shall be made in Dollars (based upon the Dollar Amount of the applicable payment); provided that the Borrower shall be liable for any currency exchange loss pursuant to the terms of Section 5.10(d).

Section 3.5Reimbursement Obligation.

(a)Reimbursement Obligation of the Borrower.  In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, in Dollars, the applicable Issuing Lender on or before the Business Day immediately following the date on which such Issuing Lender notifies the Borrower of the date and the Dollar Amount of a draft paid under any Letter of Credit for the Dollar Amount of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment; provided, however, in the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Issuing Lender in such Alternative Currency, unless (A) the Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Issuing Lender promptly following receipt of the notice of drawing that the Borrower will reimburse the Issuing Lender in Dollars.

(b)Reimbursement Obligation of the Lenders.  Unless the Borrower shall immediately notify such Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan denominated in Dollars bearing interest at the Base Rate on the applicable repayment date in the Dollar Amount of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and upon notice from the Agent, the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and such fees and expenses.  Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI.  If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

Section 3.6Obligations Absolute.  The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment.  The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to the Borrower.  The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued to it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.

Section 3.7Effect of Letter of Credit Application.  To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

Section 3.8Removal and Resignation of the Issuing Lenders.

(a)The Borrower may at any time remove any Lender from its role as an Issuing Lender hereunder upon not less than thirty (30) days prior notice to such Issuing Lender and the Agent (or such shorter period of time as may be acceptable to such Issuing Lender and the Agent).

(b)Any Lender may at any time resign from its role as an Issuing Lender hereunder upon not less than sixty (60) days prior notice to the Borrower and the Agent (or such shorter period of time as may be acceptable to the Borrower and the Agent).

(c)Any removed or resigning Issuing Lender shall retain all the rights, powers, privileges, and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its removal or resignation as an Issuing Lender and all L/C Obligations with respect thereto (including, without limitation, the right to require the Revolving Credit Lenders to take such actions as are required under Section 3.4).  Without limiting the foregoing, upon the removal or resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such removed or resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such removed or resigned Issuing Lender and outstanding at the time of such removal or resignation, or make other arrangements satisfactory to the removed or resigned Issuing Lender to effectively cause another Issuing Lender (with such Issuing Lender’s consent) to assume the obligations of the removed or resigned Issuing Lender with respect to any such Letters of Credit.

Section 3.9Reporting of Letter of Credit Information and L/C Commitment.  At any time that there is an Issuing Lender that is not also the financial institution acting as the Agent, then (a) on the last Business Day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Lender) shall deliver to the Agent a report setting forth in form and detail reasonably satisfactory to the Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder.  In addition, each Issuing Lender shall provide notice to the Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment.  No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.9 shall limit the obligations of the Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations hereunder.

Section 3.10Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be (subject to the provisions of Section 3.3(a)) obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 3.11Issuing Lenders.  Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Lender shall have all of the benefits and immunities (A) provided to the Agent in Article XI with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and Letter of Credit Application and related documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article XI included such Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Lenders.

Article IV

TERM LOAN FACILITY

Section 4.1Initial Term Loan.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Term Loan Lender severally agrees to make the Initial Term Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date.  Notwithstanding the foregoing, if the total Term Loan Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled.

Section 4.2Procedure for Advance of Term Loan.

(a)Initial Term Loan.  The Borrower shall give the Agent an irrevocable Notice of Borrowing prior to 11:00 a.m. on the Closing Date (or such later time as approved by the Agent) requesting that the Term Loan Lenders make the Initial Term Loan as a Base Rate Loan on such date (provided that the Borrower may request, no later than three (3) Business Days prior to the Closing Date (or such later time as approved by the Agent), that the Lenders make the Initial Term Loan as a LIBOR Rate Loan if the Borrower has delivered to the Agent a letter in form and substance reasonably satisfactory to the Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement).  Upon receipt of such Notice of Borrowing from the Borrower, the Agent shall promptly notify each Term Loan Lender thereof.  Not later than 10:00 a.m. on the Closing Date, each Term Loan Lender will make available to the Agent for the account of the Borrower, at the Agent’s Office in immediately available funds, the amount of such Initial Term Loan to be made by such Term Loan Lender on the Closing Date.  The Borrower hereby irrevocably authorizes the Agent to disburse the proceeds of the Initial Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

Section 4.3Repayment of Term Loans.

(a)Initial Term Loan.  The Borrower shall repay the aggregate outstanding principal amount of the Initial Term Loan in consecutive quarterly installments on the last Business Day of each of March, June, September and December of each calendar year, commencing with the first full quarter ending after the Closing Date, as set forth below (except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof):

PAYMENT DATE	PRINCIPAL INSTALLMENT ($)
October 31, 2017	$1,375,000.00
January 31, 2018	$1,375,000.00
April 30, 2018	$1,375,000.00
July 31, 2018	$1,375,000.00
October 31, 2018	$1,375,000.00
January 31, 2019	$1,375,000.00
April 30, 2019	$1,375,000.00
July 31, 2019	$1,375,000.00
October 31, 2019	$1,375,000.00
January 31, 2020	$1,375,000.00
April 30, 2020	$1,375,000.00
July 31, 2020	$1,375,000.00
October 31, 2020	$1,375,000.00
January 31, 2021	$1,375,000.00
April 30, 2021	$1,375,000.00
July 31, 2021	$1,375,000.00
October 31, 2021	$1,375,000.00
January 31, 2022	$1,375,000.00
April 30, 2022	$1,375,000.00
July 31, 2022	$1,375,000.00
October 31, 2022	$1,375,000.00
January 31, 2023	$1,375,000.00
April 30, 2023	$1,375,000.00
July 31, 2023	$1,375,000.00
October 31, 2023	$1,375,000.00
January 31, 2024	$1,375,000.00
April 30, 2024	$1,375,000.00
Term Loan Maturity Date	Remaining outstanding principal balance

If not sooner paid, the Initial Term Loan shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.

Section 4.4Prepayments of Term Loans.

(a)Optional Prepayments.  The Borrower shall have the right at any time and from time to time, without premium or penalty (except as set forth in Section 5.9), to prepay the Term Loans, in whole or in part, upon delivery to the Agent of a Notice of Prepayment not later than 11:00 a.m.: (i) on the same

Business Day with respect to each Base Rate Loan (or such later time as approved by the Agent); and (ii) at least three (3) Business Days before with respect to each LIBOR Rate Loan (or such later time as approved by the Agent), specifying the date and amount of repayment, whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each.  Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $1,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied, as directed by the Borrower, to the outstanding principal installments of any Series of Term Loans.  Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.  A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day.  The Agent shall promptly notify the applicable Term Loan Lenders of each Notice of Prepayment.  Notwithstanding the foregoing, any Notice of Prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions or events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied (provided that the failure of such condition to be satisfied shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(b)Mandatory Prepayments.

(i)Debt Issuances.  The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (vii) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance not otherwise permitted pursuant to Section 9.1.  Such prepayment shall be made within one (1) Business Day after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.

(ii)Asset Dispositions and Casualty and Condemnation Events.  Subject to Section 4.4(b)(v), the Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (vi) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from: (A) any Asset Disposition (other than any Asset Disposition permitted pursuant to, and in accordance with, clauses (b), (c), and (e) of Section 9.5); or (B) any Casualty and Condemnation Event; provided that, (1) no mandatory prepayment shall be required under this clause (ii) with respect to any individual or series of related Asset Dispositions or Casualty and Condemnation Events that results in Net Cash Proceeds not in excess of $2,500,000 for such single event or series of related events and (2) no mandatory prepayment shall be required in any Fiscal Year pursuant to this clause (ii) until the date on which the Net Cash Proceeds required to be applied as mandatory prepayments pursuant to this clause (ii) in such Fiscal Year shall exceed $5,000,000 (and thereafter only Net Cash Proceeds in excess of such amount shall be required to be applied to mandatory prepayments pursuant to this clause (ii)).  Such prepayments shall be made within five (5) Business Days after the date of receipt of the Net Cash Proceeds; provided that, so long as no Default or Event of Default has occurred and is continuing at the time of receipt of such Net Cash Proceeds, no prepayment shall be required under this Section 4.4(b)(ii) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date given written notice to the Agent of its intent to reinvest in accordance with Section 4.4(b)(v); provided, however, that any Term Lender may elect in its sole discretion, by delivering a written notice to the Agent promptly after receiving notice from the Agent of any such prepayment pursuant to this Section 4.4(b)(ii), to forego its ratable portion of any such prepayment, in which case such declined portion of the prepayment may be retained by the Borrower.

(iii)[Reserved].

(iv)Excess Cash Flow.  In the event that there shall be Excess Cash Flow for any fiscal year (commencing with the fiscal year beginning August 1, 2017), the Borrower shall, no later than 95 days after the end of such fiscal year, prepay the Loans in an aggregate amount equal to (i) the Applicable ECF Percentage of such Excess Cash Flow, if any, for such fiscal year, minus (ii) voluntary repayments of the Loans (excluding, for the avoidance of doubt, repayments of Revolving Credit Loans or Swingline Loans, except to the extent the Revolving Commitments are permanently reduced in connection with such repayments).

(v)Reinvestment Option.  With respect to any Net Cash Proceeds realized or received with respect to any Asset Disposition or any Casualty and Condemnation Event by any Borrower Party of any Subsidiary thereof (in each case, to the extent not excluded pursuant to Section 4.4(b)(ii)), at the option of the Borrower, the Borrower Parties or any of their Subsidiaries may reinvest all or any portion of such Net Cash Proceeds in fixed or capital assets used or useful for the business of the Borrower Parties and their Subsidiaries within: (x) twelve (12) months following receipt of such Net Cash Proceeds; or (y) if such Borrower Party or Subsidiary, within twelve (12) months following receipt of such Net Cash Proceeds, enters into a bona fide commitment to reinvest such Net Cash Proceeds, within eighteen (18) months following receipt of such Net Cash Proceeds; provided that if any Net Cash Proceeds have not been so reinvested within such twelve (12) months or eighteen (18) months, as applicable, an amount equal to such Net Cash Proceeds that have not been so reinvested shall be applied to the repayment of the Loans pursuant to Section 4.4(b) within three (3) Business Days after the end of such twelve (12) twelve months or eighteen (18) months, as applicable.

(vi)Notice; Manner of Payment.  Upon the occurrence of any event triggering the prepayment requirement under clauses (i) and (ii) above, the Borrower shall promptly deliver a Notice of Prepayment to the Agent and upon receipt of such notice, the Agent shall promptly so notify the Lenders.  Each prepayment of the Loans under this Section shall be applied as follows:  first, ratably between each Series of Term Loans (unless otherwise agreed by the Lenders of the applicable Series of Term Loans (provided that in no event shall the Initial Term Loans receive less than their ratable share)) to reduce in inverse order of maturity the remaining scheduled principal installments of each such Series pursuant to Section 4.3; and second, to the extent of any excess, to repay the Revolving Credit Loans pursuant to Section 2.4(d), without a corresponding reduction in the Revolving Credit Commitment.

(vii)Prepayment of LIBOR Rate Loans.  Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9.

(viii)No Reborrowings.  Amounts applied to the repayment or prepayment of the Term Loans pursuant to this Section may not be reborrowed.

(c)Call Protection.  In the event that a Repricing Event occurs on or prior to the date that is six (6) months after the Closing Date, the Borrower shall pay to the Agent, for the ratable account of each Term Loan Lender, a fee equal to 1.00% of the aggregate principal amount of the Initial Term Loans subject to such Repricing Event.  If, on or prior to the date that is six months after the Closing Date, all or any portion of the Initial Term Loans held by any Lender are assigned pursuant to Section 5.12(b) as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent, or amendment in connection with a Repricing Event on or prior to the date that is six (6) months after the Closing Date, the Borrower shall pay to such assigning Lender a fee of 1.00% of the Loans so assigned in connection with such assignment.

Article V

GENERAL LOAN PROVISIONS

Section 5.1Interest.

(a)Interest Rate Options.  Subject to the provisions of this Section, at the election of the Borrower:

(i)Revolving Credit Loans (other than Alternative Currency Revolving Credit Loans) and the Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin applicable to Loans as to which interest is to be determined on the basis of the Base Rate or (B) the LIBOR Rate plus the Applicable Margin applicable to Loans as to which interest is to be determined on the basis of the LIBOR Rate (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Agent a letter in form and substance reasonably satisfactory to the Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement (any such letter, a “Closing Date Indemnification Letter”));

(ii)the Alternative Currency Revolving Credit Loans shall bear interest at the LIBOR Rate plus the Applicable Margin applicable to Loans as to which interest is to be determined on the basis of the LIBOR Rate (provided that the LIBOR Rate shall not be available until four (4) Business Days after the Closing Date unless the Borrower has delivered to the Agent a Closing Date Indemnification Letter); and

(iii)any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin.

The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.  Any Revolving Credit Loan or any portion thereof as to which the Borrower has not duly specified a currency as provided herein shall be deemed a Revolving Credit Loan denominated in Dollars. Any Revolving Credit Loan denominated in Dollars or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan and any LIBOR Rate Loan or any portion thereof as to which the Borrower has not duly specified an Interest Period as provided herein shall be deemed a LIBOR Rate Loan for a one (1) month Interest Period.

(b)Default Rate.  Subject to Section 10.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 10.1(a), (b), (h) or (i), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default:

(i)the Borrower shall no longer have the option to request Alternative Currency Revolving Credit Loans, LIBOR Rate Loans, Swingline Loans, or Letters of Credit;

(ii)all outstanding LIBOR Rate Loans denominated in Dollars shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans denominated in Dollars until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans;

(iii)all outstanding LIBOR Rate Loans denominated in an Alternative Currency shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans denominated in such Alternative Currency;

(iv)all outstanding Base Rate Loans and other Credit Agreement Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Credit Agreement Obligations arising hereunder or under any other Loan Document (provided, that if no rate for such other Credit Agreement Obligations is set forth herein or in such other Loan Document, then such Credit Agreement Obligations shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans); and

(v)all accrued and unpaid interest shall be due and payable on demand of the Agent.

Interest shall continue to accrue on the Credit Agreement Obligations arising under the Loan Documents after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Bankruptcy Law.

(c)Interest Payment and Computation.  Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each fiscal quarter commencing October 31, 2017; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period.  All computations of interest for (i) Base Rate Loans when the Base Rate is determined by the Prime Rate and (ii) Loans which are denominated in Sterling, shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(d)Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Credit Agreement Obligations.  All sums contracted for, charged, taken, reserved or received by the Agent or any Lender for the use, forbearance or detention of any Credit Agreement Obligations shall, to the extent permitted by Applicable Law, be amortized or spread, using the actuarial method, throughout the stated term of such Credit Agreement Obligations (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Credit Agreement Obligations does not exceed the maximum lawful rate from time to time in effect and applicable to such Credit Agreement Obligations for so long as such Credit Agreement Obligations are outstanding.  Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of the Agent or any Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.  In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Credit Agreement Obligations.

Section 5.2Notice and Manner of Conversion or Continuation of Loans.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to:

(a)convert at any time all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $1,000,000 or any whole multiple of $100,000 in excess thereof into one or more LIBOR Rate Loans denominated in Dollars;

(b)upon the expiration of any Interest Period with respect to any LIBOR Rate Loans denominated in Dollars, (i) convert all or any part of its outstanding LIBOR Rate Loans denominated in Dollars in a principal amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans;

(c)upon the expiration of any Interest Period with respect to any LIBOR Rate Loans denominated in an Alternative Currency, continue such LIBOR Rate Loans as LIBOR Rate Loans in such Alternative Currency.

Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan denominated in Dollars and four (4) Business Days before the day on which a proposed conversion or continuation of such Loan denominated in an Alternative Currency is to be effective specifying:

(i)the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor (including the applicable Permitted Currency in which such Loan(s) is (are) denominated),

(ii)the effective date of such conversion or continuation (which shall be a Business Day),

(iii)the principal amount of such Loans to be converted or continued, and

(iv)the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.

If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any LIBOR Rate Loan, then the applicable LIBOR Rate Loan shall be converted to a Base Rate Loan (or if the applicable LIBOR Rate Loan is denominated in an Alternative Currency, then such LIBOR Rate Loan shall be continued with an Interest Period of one month).  Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loan.  If the Borrower requests a conversion to, or continuation of, LIBOR Rate Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Fixed Rate LIBOR Loan and, except pursuant to Section 5.8(a), a LIBOR Rate Loan denominated in an Alternative Currency may not be converted to a Base Rate Loan.  The Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

Section 5.3Fees.

(a)Commitment Fee.  Commencing on the Closing Date, subject to Section 5.15(a)(iii)(A), the Borrower shall pay to the Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the applicable “Commitment Fee” specified in the definition of “Applicable Margin” in Section 1.1 on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee.  The Commitment Fee shall be payable in arrears on the last Business Day of each fiscal quarter during the term of this Agreement commencing July 31, 2017 and ending on the date upon which all Credit Agreement Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated.  The Commitment Fee shall be distributed by the Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.

(b)Other Fees.  The Borrower shall pay to the Arrangers and the Agent for their own respective accounts fees in the amounts and at the times specified in their Fee Letter.  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 5.4Manner of Payment.

(a)Loans Denominated in Dollars.  Each payment by the Borrower on account of the principal of or interest on any Loan denominated in Dollars or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Agent at the Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Agent of each such payment, the Agent shall distribute to each such Lender at its address for notices set forth herein its Revolving Credit Commitment Percentage (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender.  Each payment to the Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender.  Each payment to the Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be.  Each payment to the Agent of the Agent’s fees or expenses shall be made for the account of the Agent and any amount payable to any Lender under Section 5.9, Section 5.10, Section 5.11 or Section 12.3 shall be paid to the Agent for the account of the applicable Lender.  Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.  Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.15(a)(ii).

(b)Loans Denominated in an Alternative Currency.  Each payment by the Borrower on account of the principal of or interest on any Loan denominated in any Alternative Currency payable to the Lenders under this Agreement (or any of them) shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Agent at the Agent’s Office for the account of the Lenders entitled to such payment in the same Alternative Currency in which the Loan was made (except as set forth below), in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1(a), but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Agent of each such payment, the Agent (i) shall distribute to each such Lender at its address for notices set forth herein its Revolving Credit Commitment Percentage (or other applicable share as provided herein) of such payment in accordance with the amounts then due and payable to such Lenders (except as specified below) and (ii) shall wire advice of the amount of such credit to each Lender.  Subject to parts (b) and (c) of the definition of “Interest Period,” if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest payable along with such payment. Without limiting the generality of the foregoing, the Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, the Borrower is prohibited by any Applicable Law from making any required payment hereunder in an Alternative Currency, subject to Section 5.10(d), the Borrower shall make such payment in Dollars in the Dollar Amount of such payment.

(c)Defaulting Lenders.  Notwithstanding the foregoing clauses (a) and (b), if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.14(b).

Section 5.5Evidence of Indebtedness.

(a)Extensions of Credit.  The Extensions of Credit made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Agent in the Ordinary Course of Business.  The accounts or records maintained by the Agent and each Lender or the applicable Issuing Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or such Issuing Lender to the Borrower and its Subsidiaries and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Credit Agreement Obligations.  In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Revolving Credit Note, Term Loan Note, and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Term Loans, and/or Swingline Loans, as applicable, in addition to such accounts or records.  Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)Participations.  In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

Section 5.6Sharing of Payments by the Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to the express terms of this Agreement) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 5.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply) except in the case of an assignment made pursuant to the provisions of Section 12.10(f) hereof.

Each Borrower Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower Party in the amount of such participation.

Section 5.7Agent’s Clawback.

(a)Funding by the Lenders; Presumption by the Agent.  Unless the Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing and (ii) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to the Agent such Lender’s share of such borrowing, the Agent may assume that such Lender has made such share in the applicable Permitted Currency available on such date in accordance with Section 2.3(b) and Section 4.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount in the applicable Permitted Currency.  In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Agent in the applicable Permitted Currency, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.

Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(b)Payments by the Borrower; Presumptions by the Agent.  Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders, the Issuing Lender or the Swingline Lender hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lender or the Swingline Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lender or the Swingline Lender, as the case maybe, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(c)Nature of Obligations of the Lenders Regarding Extensions of Credit.  The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several.  The failure of any Lender to make available its Revolving Credit Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date.

Section 5.8Changed Circumstances.

(a)Circumstances Affecting LIBOR Rate Availability and Alternative Currency Availability.  In connection with any request for a LIBOR Rate Loan, a Base Rate Loan as to which the interest rate is determined with reference to LIBOR, an Alternative Currency Revolving Credit Loan or a conversion to or continuation thereof, if for any reason (i) the Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the applicable interbank market (including, without limitation, the London interbank Eurodollar market) for the applicable amount and Interest Period of such Loan, (ii) the Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for the Interest Period with respect to a proposed LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to LIBOR, (iii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Alternative Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (iv) it has become otherwise materially impractical for the Lenders to make any Alternative Currency Revolving Credit Loans or (v) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Agent shall promptly give notice thereof to the Borrower.  Thereafter, until the Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to LIBOR, and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan, a Base Rate Loan as to which the interest rate is determined with reference to LIBOR, or an Alternative Currency Revolving Credit Loan, as applicable, shall be suspended, and:

(i)in the case of LIBOR Rate Loans denominated in Dollars, the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period; and

(ii)in the case of LIBOR Rate Loans denominated in an Alternative Currency, the Borrower shall either (1) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan, together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or (2) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR denominated in Dollars as of the last day of such Interest Period;

provided that if the Borrower elects to make such conversion, the Borrower shall pay to the Agent and the Lenders any and all costs, fees and other expenses, if any, incurred by the Agent and the Lenders in effecting such conversion.

(b)Laws Affecting LIBOR Rate Availability and Alternative Currency Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Agent, any Issuing Lender or the Lenders (or any of their respective Lending Offices) to (i) perform or honor its obligations whether denominated in Dollars or an Alternative Currency hereunder to make or maintain any LIBOR Rate Loan, any Base Rate Loan as to which the interest rate is determined by reference to LIBOR or any Alternative Currency Revolving Credit Loan, or under any other Loan Document or (ii) to fund or maintain its participation in any LIBOR Rate Loan, any Base Rate Loan as to which the interest rate is determined by reference to LIBOR or any Alternative Currency Revolving Credit Loan, such Person shall promptly give notice thereof to the Agent and the Agent shall promptly give notice to the Borrower and the other Lenders.  Thereafter, until the Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders or such Persons to issue, make, maintain, fund or charge interest with respect to LIBOR Rate Loans, Base Rate Loans as to which the interest rate is determined by reference to LIBOR or Alternative Currency Revolving Credit Loans, as applicable, and the right of the Borrower to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan, a Base Rate Loan as to which the interest rate is determined by reference to LIBOR or an Alternative Currency Revolving Credit Loan, as applicable, shall be suspended, and to the extent required by Applicable Law, cancelled, and thereafter the Borrower may select only Base Rate Loans as to which the interest rate is not determined by reference to LIBOR hereunder, (ii) all Base Rate Loans shall cease to be determined by reference to LIBOR, (iii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan or an Alternative Currency Revolving Credit Loan, as applicable, to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan denominated in Dollars as to which the interest rate is not determined by reference to LIBOR for the remainder of such Interest Period; provided that the Borrower shall pay to the Agent and the Lenders any and all costs, fees and other expenses incurred by the Agent and the Lenders in effecting such conversion, and (iv) Borrower shall take all reasonable actions requested by such Person to mitigate or avoid such illegality.

Section 5.9Indemnity.  The Borrower hereby indemnifies each of the Lenders against any loss or expense (including, without limitation, any foreign exchange costs and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan or an Alternative Currency Revolving Credit Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor.  The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the LIBOR Rate Loans or an Alternative Currency Revolving Credit Loans, as applicable, in the applicable interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Agent and shall be conclusively presumed to be correct save for manifest error.

Section 5.10Increased Costs.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Lender;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii)impose on any Lender or any Issuing Lender or the London interbank market or other applicable market any other condition, cost or expense (other than Taxes) affecting this Agreement, Loans or Alternative Currency Revolving Credit Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or Alternative Currency Revolving Credit Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Exchange Indemnification and Increased Costs. The Borrower shall, upon demand from the Agent or the Issuing Lender or L/C Participant, pay to the Agent, any Lender, the Issuing Lender or such L/C Participant, the amount of (i) any loss or cost or increased cost incurred by such Person, (ii) any reduction in any amount payable to or in the effective return on the capital to such Person, (iii) any interest or any other return, including principal, foregone by such Person as a result of the introduction of, change-over to or operation of the Euro or (iv) any currency exchange loss that such Person sustains, in each case of clauses (i) through (iv), as a result of (1) any payment being made by the Borrower in a currency other than that originally extended to the Borrower (other than with respect to Letter of Credit fees and commissions) or (2) the failure of the Borrower to repay a Loan or L/C Obligation denominated in a currency other than Dollars.  A certificate of the Agent setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate the Agent, Lender, the Issuing Lender or L/C Participant shall be conclusively presumed to be correct save for manifest error.

(e)Delay in Requests.  Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or an Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.11Taxes.

(a)Defined Terms.  For purposes of this Section 5.11, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.

(b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Borrower Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Borrower Parties.  The Borrower Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Borrower Parties.  The Borrower Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.10(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Borrower Party to a Governmental Authority pursuant to this Section 5.11, such Borrower Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)Status of the Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing:

(A)Any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed originals of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made;

(D)if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(E)if a payment would be subject to the EU Savings Withholding Tax if the relevant Lender were to fail to comply with this sentence, such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent, such documentation, authorizations and forms as will permit such payment to be made without EU Savings Withholding Tax.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)Survival.  Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5.12Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would make it lawful or possible, as the case may be, to honor its obligations to make or maintain LIBOR Rate Loans or Alternative Currency Revolving Credit Loans hereunder or would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders.  If any Lender becomes unable to make or maintain LIBOR Rate Loans or, in the case of a Revolving Credit Loan, Alternative Currency Revolving Credit Loans under Section 5.8(b), requests compensation under Section 5.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or Section 5.11) and obligations under this Agreement and the related Loan Documents (or in the case of a Non-Consenting Lender, all of such interests, rights and obligations with respect to the Series or Class of Loans or Commitments that is the subject of the related consent, waiver, amendment, modification or termination) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 12.10;

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any fees under Section 4.4(c) and any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)such assignment does not conflict with Applicable Law; and

(v)in the case of any assignment resulting from  a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.13Incremental Loans.

(a)At any time after the Closing Date, the Borrower may, by written notice to the Agent, elect to request the establishment of:

(i)one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more additional term loans (any such additional term loans, an “Incremental Term Loan”); or

(ii)one or more increases in the Revolving Credit Commitments (any such increase, an “Incremental Revolving Credit Commitment” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”) to make revolving credit loans under the Revolving Credit Facility (any such increase, an “Incremental Revolving Credit Increase” and together with the Incremental Term Loans, the “Incremental Loans”);

provided that (i) the total aggregate principal amount for all such Incremental Loan Commitments shall not (as of any date of incurrence thereof) exceed the sum of (A) $100,000,000 plus (B) an unlimited additional amount so long as, in the case of this clause (B), the Borrower has a Consolidated Net Secured Leverage Ratio that does not exceed 3.50 to 1.00, after giving effect (on a Pro Forma Basis) to (x) any Incremental Loan Commitment, (y) the making of any Incremental Loans pursuant thereto (assuming the full draw of all such Incremental Loan Commitments, but disregarding any proceeds thereof in calculating the numerator of the Consolidated Net Leverage Ratio), and (z) any Permitted Acquisition consummated in connection therewith or other use of the proceeds thereof and (ii) the total aggregate amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $10,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (i).  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Agent.  The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Agent, to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”).  Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment.  Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(A)no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Loan Commitment, (2) the making of any Incremental Loans pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith;

(B)the Agent and the Lenders shall have received from the Borrower an Officer’s Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Agent, that the Borrower has a Consolidated Net Leverage Ratio that does not exceed 5.25 to 1.00 and, in the case of an incurrence under clause (i)(B) above, a Consolidated Net Secured Leverage Ratio that does not exceed 3.50 to 1.00, in each case, after giving effect (on a Pro Forma Basis) to (x) any Incremental Loan Commitment, (y) the making of any Incremental Loans pursuant thereto (assuming the full draw of all such Incremental Loan Commitments, but disregarding any proceeds thereof in calculating the numerator of the Consolidated Net Leverage Ratio), and (z) any Permitted Acquisition consummated in connection therewith or other use of the proceeds thereof;

(C)each of the representations and warranties contained in Article VII shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects, on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date);

provided, solely in the case of any Incremental Loans the proceeds of which are intended to and shall be used to finance substantially contemporaneously a Limited Condition Acquisition, and notwithstanding anything in Section 6.2 to the contrary, the Persons providing such Incremental Loans may agree to a “Funds Certain Provision” that (A) does not impose as a condition to the funding thereof that no Default or Event of Default exists at the time such Permitted Acquisition or such Investment is consummated, in which event, the condition may be that no Default or Event of Default shall exist on the date on which the definitive acquisition agreement with respect to such Permitted Acquisition or such Investment is executed and delivered by the parties thereto, (B) provides that the ratios required to be tested may be tested on the date on which the acquisition agreement therefor is executed and delivered by the parties thereto, and (C) does not impose as a condition to the funding thereof that all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Funding Date, in which event, the condition may be that only (x) the representations made by or on behalf of the Persons and assets to be acquired in the applicable acquisition agreement as are material to the interests of the Lenders are required to be true and correct, but only to the extent that the Borrower or its applicable Subsidiary has the right to decline to consummate such acquisition as a result of a breach or inaccuracy of such representations in the applicable acquisition agreement, and (y) the Specified Representations referenced in clause (b) of the definition thereof are required to be true and correct in all material respects;

(D)the proceeds of any Incremental Loans shall be used as set forth in Section 8.15;

(E)each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Credit Agreement Obligations and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis;

(F)(1) in the case of each Incremental Term Loan (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

(I)such Incremental Term Loan will mature and amortize in a manner agreed by the Incremental Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term Loan or a maturity date earlier than the Term Loan Maturity Date;

(II)the All-In Yield for such Incremental Term Loan shall be determined by the applicable Incremental Lenders and the Borrower on the applicable Increased Amount Date; provided that if the All-In Yield in respect of any Incremental Term Loan exceeds the All-In Yield for the Initial Term Loan by more than 0.50%, then the Applicable Margin for the Initial Term Loan shall be increased so that the All-In Yield in respect of such Initial Term Loan is equal to the All-In Yield for the Incremental Term Loan minus 0.50%; and

(III)except as provided above, all other terms and conditions applicable to any Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the Initial Term Loan, shall be reasonably satisfactory to the Agent and the Borrower (provided that such other terms and conditions, taken as a whole, shall not be materially more favorable to the Lenders under any Incremental Term Loans than such other terms and conditions, taken as a whole, under the Initial Term Loans);

(2)in the case of each Incremental Revolving Credit Increase (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

(I)such Incremental Revolving Credit Increase shall mature on the Revolving Credit Maturity Date and shall be subject to the same terms and conditions as the Revolving Credit Loans;

(II)the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Agent on the applicable Increased Amount Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment); and

(III)except as provided above, all of the other terms and conditions applicable to such Incremental Revolving Credit Increase shall, except to the extent otherwise provided in this Section 5.13, be identical to the terms and conditions applicable to the Revolving Credit Facility;

(G)any Incremental Lender with an Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility and any Extensions of Credit made in connection with each Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the other Revolving Credit Loans made hereunder;

(H)such Incremental Loan Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower, the Agent and the applicable Incremental Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agent, to effect the provisions of this Section 5.13); and

(I)the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Borrower Party authorizing such Incremental Loan) reasonably requested by the Agent in connection with any such transaction.

(b)The Incremental Lenders shall be included in any determination of the Required Lenders and, except in the case of Incremental Term Commitments established as a separate Series of Loans, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(c)On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Revolving Credit Lender hereunder with respect to such Incremental Revolving Credit Commitment.

(d)On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Term Loan Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

Section 5.14Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Agent, any Issuing Lender (with a copy to the Agent) or the Swingline Lender (with a copy to the Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender (and such cash collateral shall be in the same Permitted Currency as the Fronting Exposure of the Issuing Lender and the Swingline Lender), as applicable, with respect to such Defaulting Lender (determined after giving effect to Section

5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, for the benefit of each Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below.  If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent, each Issuing Lender and the Swingline Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.14 or Section 5.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent, the Issuing Lenders and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 5.15, the Person providing Cash Collateral, the Issuing Lenders and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 5.15Defaulting Lenders.

(a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of the Required Lenders and Section 12.2.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 12.4 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the

Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 5.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14.

(C)With respect to any letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Lender and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 5.14.

(b)Defaulting Lender Cure.  If the Borrower, the Agent, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 5.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 5.16Regulatory Limitation; Further Assurances.  In the event, as a result of increases in the value of Alternative Currencies against the Dollar or for any other reason, the obligation of any of the Lenders to make Revolving Credit Loans (taking into account the Dollar Amount of the Credit Agreement Obligations and all other indebtedness required to be aggregated under 12 U.S.C.A. §84, as amended, the regulations promulgated thereunder and any other Applicable Law) is determined by such Lender to exceed its then applicable legal lending limit under 12 U.S.C.A. §84, as amended, and the regulations promulgated thereunder, or any other Applicable Law, the amount of additional Extensions of Credit such Lender shall be obligated to make or issue or participate in hereunder shall immediately be reduced to the maximum amount which such Lender may legally advance (as determined by such

Lender), the obligation of each of the remaining Lenders hereunder shall be proportionately reduced, based on their applicable Revolving Credit Commitment Percentages and, to the extent necessary under such laws and regulations (as determined by each of the Lenders, with respect to the applicability of such laws and regulations to itself), and the Borrowers shall reduce, or cause to be reduced, complying to the extent practicable with the remaining provisions hereof, the Credit Agreement Obligations outstanding hereunder by an amount sufficient to comply with such maximum amounts.

Section 5.17Amend and Extend Transactions.

(a)The Borrower may, by written notice to the Agent from time to time, request an extension (each, an “Extension”) of the maturity date of any Series of Loans and Commitments to the extended maturity date specified in such notice. Such notice shall: (i) set forth the amount of the applicable Series of Revolving Credit Commitments and/or Term Loans that will be subject to the Extension (which shall be in minimum increments of $10,000,000 and a minimum amount of $20,000,000); (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Agent shall agree in its sole discretion)); (iii) identify the relevant Series of Revolving Credit Commitments and/or Term Loans to which such Extension relates; and (iv) specify any other amendments or modifications to this Agreement to be effected in connection with such Extension, which amendments or modifications shall apply only to the applicable Extended Revolving Credit Commitments or Extended Term Loans and shall comply with Section 5.17(c). Each Lender of the applicable Series shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Series pursuant to procedures established by, or reasonably acceptable to, the Agent and the Borrower. If the aggregate principal amount of Revolving Credit Commitments or Term Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments or Term Loans, as applicable, subject to the Extension Offer as set forth in the Extension notice, then the Revolving Credit Commitments or Term Loans, as applicable, of Lenders of the applicable Series shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.  Each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended pursuant to this Section 5.17, as well as the Term Loans and the Revolving Credit Commitments made on the Closing Date (in each case not so extended), shall be deemed a separate Series; any Extended Term Loans shall constitute a separate Series of Term Loans from the Series of Term Loans from which they were converted; and any Extended Revolving Credit Commitments shall constitute a separate Series of Revolving Credit Commitments from the Series of Revolving Credit Commitments from which they were converted.

(b)The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension; (ii) the representations and warranties set forth in Article VII and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects (except to the extent any such representation or warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation or warranty shall be true and correct in all respects) on and as of the effective date of such Extension; (iii) the Issuing Lender and the Swingline Lender shall have consented to any Extension of the Revolving Credit Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit or making of Swingline Loans at any time during the extended period; and (iv) the terms of such Extended Revolving Credit Commitments and Extended Term Loans shall comply with paragraph (c) of this Section.

(c)The terms of each Extension shall be determined by the Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that (i) the final maturity date of any Series of Extended Revolving Credit Commitments or Series of Extended Term Loans shall be no earlier than the Revolving Credit Maturity Date or the Term Loan Maturity Date for the applicable Series, respectively; (ii)(A) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Revolving Credit Commitments and (B) the average life to maturity of any Series of Extended Term Loans shall be no shorter than the remaining average life to maturity of each existing Series of Term Loans; (iii) the Extended Revolving Credit Loans and the Extended Term Loans will rank pari passu in right of payment and with respect to security with the existing Revolving Credit Loans and the existing Term Loans and the borrower and guarantors of the Extended Revolving Credit Commitments or Extended Term Loans, as applicable, shall be the same as the Borrower and Subsidiary Guarantors with respect to the existing Revolving Credit Loans or Term Loans, as applicable; (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Series of Extended Revolving Credit Commitment (and the Extended Revolving Credit Loans thereunder) and any Series of Extended Term Loans shall be determined by the Borrower and the applicable extending Lenders; (v)(A) any Series of Extended Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the other Series of Term Loans and (B) borrowing and prepayment of Extended Revolving Credit Loans, or reductions of Extended Revolving Credit Commitments, and participation in Letters of Credit and Swingline Loans, shall be on a pro rata basis with the other Revolving Credit Loans or Revolving Credit Commitments (except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Series on a better than a pro rata basis as compared to any other Series with a later maturity date than such Series); and (vi) the terms of the Extended Revolving Credit Commitments or Extended Term Loans, as applicable, shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above and for terms applicable only after the Revolving Credit Maturity Date (in the case of Extended Revolving Credit Commitments) or the Latest Maturity Date (in the case of Extended Term Loans)).

(d)In connection with any Extension, the Borrower, the Agent and each applicable extending Lender shall execute and deliver or cause to be delivered to the Agent an Extension Amendment and such other documentation (including, without limitation, supplements or amendments to the Security Documents, customary legal opinions, officer's certificates and resolutions duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Extension) as the Agent shall reasonably specify to evidence the Extension. The Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Revolving Credit Commitments or Extended Term Loans as a new Series of Revolving Credit Commitments or Term Loans, as applicable, and such other amendments as may be necessary or appropriate in the reasonable opinion of the Agent and the Borrower in connection with the establishment of such new Series (including to preserve the pro rata treatment of the extended and non-extended Series and to provide for the reallocation of Revolving Credit Exposure upon the expiration or termination of the commitments under any Class or tranche), in each case on terms consistent with this section.

Article VI

CONDITIONS OF CLOSING AND BORROWING

Section 6.1Conditions to Closing and Initial Extensions of Credit.  The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a)Executed Loan Documents.  This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Term Note in favor of each Term Loan Lender requesting a Term Loan Note, a Swingline Note in favor of the Swingline Lender (in each case, if requested thereby), the Security Documents and the Subsidiary Guaranty Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b)Closing Certificates; Etc.  The Agent shall have received each of the following in form and substance reasonably satisfactory to the Agent:

(i)Officer’s Certificate.  A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Borrower Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) none of the Borrower Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; and (D) each of the Borrower Parties, as applicable, has satisfied each of the conditions set forth in Section 6.1 and Section 6.2.

(ii)Certificate of Secretary of each Borrower Party.  A certificate of a Responsible Officer of each Borrower Party certifying as to the incumbency and genuineness of the signature of each officer of such Borrower Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Borrower Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Borrower Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Borrower Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.1(b)(iii).

(iii)Certificates of Good Standing.  Certificates as of a recent date of the good standing of each Borrower Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and, to the extent requested by the Agent, each other jurisdiction where such Borrower Party is qualified to do business.

(iv)Opinions of Counsel.  Opinions of counsel to the Borrower Parties addressed to the Agent and the Lenders with respect to the Borrower Parties, the Loan Documents and such other matters as the Agent shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Agent and the Lenders).

(c)Personal Property Collateral.

(i)Filings and Recordings.  The Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Agent, on behalf of the Lender Parties, in the Collateral and the Agent shall have received evidence reasonably satisfactory to the Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Liens).

(ii)Pledged Collateral.  The Agent shall have received (A) original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof.

(iii)Lien Search.  The Agent shall have received the results of a Lien search (including a search as to judgments, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Borrower Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Borrower Party, indicating among other things that the assets of each such Borrower Party are free and clear of any Lien (except for Permitted Liens).

(d)Project Dragon Acquisition.  The Project Dragon Acquisition shall be consummated substantially contemporaneously with the funding of the Credit Facility substantially in accordance with the Project Dragon Acquisition Agreement (including all schedules and exhibits thereto and all other Transaction Agreements (as defined therein), but without giving effect to any amendment, modification, consent or waiver (including, without limitation, any updates to the exhibits, annexes and schedules thereto) that is materially adverse to the interests of the Lenders (in their capacity as such), either individually or in the aggregate, without the prior written consent of the Agent and the Lenders, such consent not to be unreasonably withheld, delayed, or conditioned (it being understood that (x) any reduction in aggregate purchase price from the original aggregate purchase price  set forth in the Project Dragon Acquisition Agreement (i) of 10% or less shall not be materially adverse to the interests of the Lenders and (ii) of more than 10% shall not be materially adverse to the interests of the Lenders so long as such decrease is allocated to reduce the Term Loan Facility on a dollar for dollar basis and (y) any modification, amendment, consent or waiver to the definition of, or with respect to the occurrence of, a “Material Adverse Effect” in the Project Dragon Acquisition Agreement, shall be deemed to be material to the interests of the Lenders)) and in compliance with Applicable Law and regulatory and required third party approvals.

(e)Financial Matters.

(i)Financial Statements.  The Agent shall have received, all in accordance with GAAP, (A) the audited Consolidated balance sheets and related statements of income, stockholders’ equity, and cash flows of the Borrower and its Subsidiaries for the fiscal years ended July 31, 2014, July 31, 2015, and July 31, 2016, (B) the unaudited Consolidated balance sheets and related statements of income, stockholders’ equity, and cash flows of the Borrower and its Subsidiaries for the fiscal quarters ended October 31, 2016, January 31, 2017, and April 30, 2017, (C) audited Consolidated balance sheets and related statements of income and cash flows of the Target and its Subsidiaries for the fiscal years ended December 31, 2014, December 31, 2015, and December 31, 2016, and (D) unaudited Consolidated balance sheets and related statements of income and cash flows of the Target and its Subsidiaries for the fiscal quarter ended March 31, 2017.

(ii)Pro Forma Financial Statements.  The Agent shall have received pro forma financial statements for the Borrower and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended for which financial statements have been delivered pursuant to clause (i) above, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period, in each case after giving effect to all elements of the Transactions to be effected on or before the Closing Date.

(iii)Financial Projections.  The Agent shall have received the most recent five-year forecast of the Borrower and its Subsidiaries (after giving effect to the Transactions) of balance sheets, income statements, and cash flow statements, which shall not be materially inconsistent with any financial information or projections previously delivered to the Agent.

(iv)Solvency Certificate.  The Borrower shall have delivered to the Agent a solvency certificate in the form attached hereto as Exhibit I.

(v)Payment at Closing.  The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all fees, charges and disbursements of counsel to the Agent (directly to such counsel if requested by the Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f)Material Adverse Effect.  Since February 28, 2017, there shall not have occurred a Material Adverse Effect (as defined in, and construed in accordance with, the Project Dragon Acquisition Agreement).

(g)Representations and Warranties.  The Specified Representations (i) described in clause (a) of the definition thereof shall be true and correct and (ii) described in clause (b) of the definition thereof shall be true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date or period, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date or period; provided, that if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition.

(h)Refinancing.  The Refinancing shall have been consummated substantially simultaneously with the initial borrowings hereunder, and the Agent shall have received customary payoff letters in connection therewith (including without limitation, payoff letters with respect to the Existing Credit Agreement and the existing credit agreement of the Target and its Subsidiaries) confirming that all indebtedness with respect thereto shall have been fully repaid (except to the extent being so repaid with the proceeds of the initial borrowings hereunder and to the extent outstanding letters of credit are continued under the Revolving Credit Facility) and all commitments thereunder shall have been terminated and cancelled and all liens in connection therewith shall have been terminated and released, in each case substantially concurrently with the initial borrowings hereunder.  On the Closing Date, after giving effect to the Transactions, neither the Borrower nor any of its Subsidiaries shall have any outstanding Indebtedness (other than capital leases and other ordinary course Indebtedness not to exceed $5 million in the aggregate and any other Indebtedness that the Arrangers agree may remain outstanding on and after the Closing Date under the Loan Documents).

(i)Revolver Draw.  The aggregate amounts drawn under the Revolving Credit Facility on the Closing Date after giving pro forma effect to the Transactions to occur on the Closing Date (other than certain Letters of Credit issued thereunder on the Closing Date to backstop or replace existing letters of credit outstanding under the Existing Credit Agreement or existing credit agreement of the Target and its Subsidiaries or draws to cash collateralize such existing letters of credit in an aggregate amount for such letters of credit and draws not in excess of $4,000,000) shall not exceed the sum of (i) the amount required to purchase domestic cash of the Target pursuant to the Project Dragon Acquisition Agreement not in excess of $15,000,000 and (ii) any OID or upfront fees payable to any Arranger, Agent, or Lender on or prior to the Closing Date imposed pursuant to “flex” provisions of the Fee Letter.

(j)Miscellaneous.

(i)Notice of Account Designation.  The Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(ii)PATRIOT Act, etc.  The Agent and the Lenders shall have received at least 5 Business Days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been requested not less than 10 Business Days prior to the Closing Date.

(iii)Other Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Agent.  The Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 11.3, for purposes of determining compliance with the conditions specified in this Section 6.1, the Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 6.2Conditions to All Extensions of Credit.  The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a)Continuation of Representations and Warranties.  The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date); provided, that the only condition precedent under this Section 6.2(a) in the case of the initial Extensions of Credit made on the Closing Date is that the Specified Representations shall be true and correct (but, for the avoidance of doubt, all representations and warranties contained herein and in the other Loan Documents shall be made by the parties thereto on the Closing Date).

(b)No Existing Default.  No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c)Notices.  The Agent shall have received a Notice of Borrowing, Letter of Credit Application, or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a), Section 3.2, Section 4.2, or Section 5.2, as applicable.

(d)New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Article VII

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower Parties hereby represent and warrant to the Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 6.2, that:

Section 7.1Organization; Power; Qualification.  Each Borrower Party and each Subsidiary thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.  The jurisdictions in which each Borrower Party and each Subsidiary thereof are organized as of the Closing Date are described on Schedule 7.1.

Section 7.2Ownership.  Each Subsidiary of each Borrower Party as of the Closing Date is listed on Schedule 7.2.  As of the Closing Date, the capitalization of each Borrower Party and its Subsidiaries consists of the number of shares, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.2.  All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 7.2.  The shareholders or other owners, as applicable, of each Borrower Party (other than the Borrower) and its Subsidiaries and the number of shares owned by each as of the Closing Date are described on Schedule 7.2.  As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Borrower Party or any Subsidiary thereof, except as described on Schedule 7.2.

Section 7.3Authorization; Enforceability.  Each Borrower Party and each Subsidiary thereof has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms.  This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Borrower Party and each Subsidiary thereof that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Borrower Party and each Subsidiary thereof that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Bankruptcy Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

Section 7.4Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  The execution, delivery and performance by each Borrower Party and each Subsidiary thereof of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Borrower Party or any Subsidiary thereof where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Borrower Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) consents or filings under the UCC or other similar laws in other applicable foreign jurisdictions, (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office or other similar laws in other applicable foreign jurisdictions, and (iv) Mortgage filings with the applicable county recording office or register of deeds.

Section 7.5Compliance with Law; Governmental Approvals.  Each Borrower Party and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case (a), (b) or (c) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

Section 7.6Tax Returns and Payments.  Each Borrower Party and each Subsidiary thereof has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Borrower Party).  Such returns accurately reflect in all material respects all liability for taxes of any Borrower Party or any Subsidiary thereof for the periods covered thereby.  As of the Closing Date, except as set forth on Schedule 7.6, there is no ongoing audit or examination or, to its knowledge, other investigation by any Governmental Authority of the tax liability of any Borrower Party or any Subsidiary thereof.  No Governmental Authority has asserted any Lien or other claim against any Borrower Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Borrower Party and (b) Permitted Liens).  The charges, accruals and reserves on the books of each Borrower Party and each Subsidiary thereof in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of any Borrower Party or any Subsidiary thereof are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

Section 7.7Intellectual Property Matters.  Except as for such matters that could not reasonably be expected to result in a Material Adverse Effect, (i) each Borrower Party and each Subsidiary thereof owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are necessary to conduct its business, (ii) no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and (iii) no Borrower Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

Section 7.8Environmental Matters.

(a)The properties owned, leased or operated by each Borrower Party and each Subsidiary thereof now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(b)Each Borrower Party and each Subsidiary thereof and such properties and all operations conducted in connection therewith are (i) in compliance, and have been in compliance, with all applicable Environmental Laws, and (ii) there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof, except in the case of (i) and (ii) where such failure to comply or contamination could not reasonably be expected to have a Material Adverse Effect;

(c)No Borrower Party nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor does any Borrower Party or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(d)(i) Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Borrower Party or any Subsidiary thereof in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, and (ii) Hazardous Materials have not been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws, except in the case of (i) and (ii) where such violation or liability could not reasonably be expected to have a Material Adverse Effect;

(e)No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Borrower Party or any Subsidiary thereof is or will be named as a potentially responsible party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Borrower Party, any Subsidiary thereof, with respect to any real property owned, leased or operated by any Borrower Party or any Subsidiary thereof or operations conducted in connection therewith that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(f)There has been no release, or to its knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Borrower Party or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under applicable Environmental Laws that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 7.9Employee Benefit Matters.

(a)Each Borrower Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired.  No liability has been incurred by any Borrower Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(b)As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Borrower Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan on or prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(c)Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Borrower Party nor any ERISA Affiliate has:  (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;

(d)No Termination Event has occurred or is reasonably expected to occur;

(e)Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the Ordinary Course of Business), lawsuit and/or investigation is existing or, to its knowledge, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Borrower Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan.

(f)No Borrower Party nor any Subsidiary thereof is a party to any contract, agreement or arrangement that could, solely as a result of the delivery of this Agreement or the consummation of transactions contemplated hereby, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

Section 7.10Margin Stock.  No Borrower Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any Margin Stock.  No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying Margin Stock or for any purpose which violates the provisions of Regulation T, U, or X of such Board of Governors.  Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 9.2 or Section 9.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be Margin Stock.

Section 7.11Government Regulation.  No Borrower Party nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940) and no Borrower Party nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

Section 7.12Material Contracts.  As of the Closing Date, each Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.  To the extent requested by the Agent, each Borrower Party and each Subsidiary thereof has delivered to the Agent a true and complete copy of each such Material Contract.  As of the Closing Date, no Borrower Party nor any Subsidiary thereof (nor, to its knowledge, any other party thereto) is in breach of or in default under any Material Contract that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 7.13Employee Relations.  The Borrower know of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 7.14Burdensome Provisions.  No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interests to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law or as otherwise permitted under Section 9.9.

Section 7.15Financial Statements.  The audited and unaudited financial statements delivered pursuant to Section 6.1(e)(i) are complete and correct in all material respects and fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries or the Target and its Subsidiaries, as applicable, as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.  Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries or the Target and its Subsidiaries, as applicable, as of the date thereof, including material liabilities for taxes and material Indebtedness, in each case, to the extent required to be disclosed under GAAP.

Section 7.16No Material Adverse Change.  Since July 31, 2016, there has been no material adverse change in the properties, business, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries and no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

Section 7.17Solvency.  The Borrower Consolidated Group, taken as a whole, is Solvent.

Section 7.18Title to Properties.  Each Borrower Party and each Subsidiary thereof has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, except those which have been disposed of by the Borrower Parties and their Subsidiaries subsequent to such date which dispositions have been in the Ordinary Course of Business or as otherwise expressly permitted hereunder.

Section 7.19Litigation.  There are no actions, suits or proceedings pending nor, to its knowledge, threatened against or in any other way relating adversely to or affecting any Borrower Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that if determined adversely could reasonably be expected to have a Material Adverse Effect.

Section 7.20Anti-Terrorism; Anti-Money Laundering.  No Borrower Party nor any of its Subsidiaries or, to their knowledge, any of their Related Parties (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act (collectively, the “Anti-Terrorism Laws”) or (iii) is a Sanctioned Person.  No part of the proceeds of any Extension of Credit hereunder will be unlawfully used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including any Lender, any Arranger, the Agent, the Issuing Lender or the Swingline Lender) of any Anti-Terrorism Laws.

Section 7.21Anti-Corruption Laws and Sanctions.  Each Borrower Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower Party, its Subsidiaries, and their respective directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions, and such Borrower Party, its Subsidiaries and their respective officers and directors and, to the knowledge of such Borrower Party, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) any Borrower Party, any Subsidiary or, to the knowledge of any such Borrower Party or Subsidiary, any of their respective directors, officers, or employees, or (b) to the knowledge of any such Borrower Party or Subsidiary, any agent of such Borrower Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Extension of Credit, use of proceeds, or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

Section 7.22Absence of Defaults.  No event has occurred or is continuing (a) which constitutes a Default or an Event of Default, or (b) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Borrower Party or any Subsidiary thereof under (i) any Material Contract or (ii) any judgment, decree or order to which any Borrower Party or any Subsidiary thereof is a party or by which any Borrower Party or any Subsidiary thereof or any of their respective properties may be bound or which would require any Borrower Party or any Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefor that, in any case under either of the foregoing clauses (i) or (ii), could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.23Disclosure.  The Borrower and/or its Subsidiaries have disclosed to the Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which any Borrower Party and any Subsidiary thereof are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any Borrower Party or any Subsidiary thereof to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections).

Section 7.24Flood Hazard Insurance.  From and after delivery of a Mortgage pursuant to Schedule 8.17, with respect to each parcel of real property subject to a Mortgage, the Agent has received (a) such flood hazard certifications, notices and confirmations thereof, and effective flood hazard insurance policies as are described in Section 6.1(d)(iii) with respect to real property collateral on the Closing Date, (b) all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums due and payable thereon have been paid in full, and (c) except as the Borrower has previously given written notice thereof to the Agent, there has been no redesignation of any real property into or out of a special flood hazard area.

Article VIII

AFFIRMATIVE COVENANTS

Until all of the Credit Agreement Obligations (other than contingent indemnification obligations under this Agreement not then due and any obligations under any Secured Hedge Agreement or Secured Cash Management Agreement) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, each Borrower Party will, and will cause each of its Subsidiaries to:

Section 8.1Financial Statements and Budgets.  Deliver to the Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)Annual Financial Statements.  As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year (commencing with the Fiscal Year ended July 31, 2017), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during such Fiscal Year.  Such annual financial statements shall be audited by KPMG LLP or another independent certified public accounting firm of recognized national standing selected by the Borrower and reasonably acceptable to the Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

(b)Quarterly Financial Statements.  As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended October 31, 2017), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

(c)Annual Operating Budget.  As soon as practicable and in any event within sixty (60) days after the end of each Fiscal Year, a business plan and operating and capital budget of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on an annual basis, a capital budget and on a quarterly basis, the following:  a quarterly operating budget, a projected income statement, statement of cash flows and balance sheet, calculations demonstrating projected compliance with the financial covenants set forth in Section 9.11 and a report containing a reasonable disclosure of the key assumptions and drivers with respect to such budget, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that such budget contains good faith estimates (utilizing assumptions believed to be reasonable at the time of delivery of such budget) of the financial condition and operations of the Borrower and its Subsidiaries for such period.

Section 8.2Certificates; Other Reports.  Deliver to the Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)at each time financial statements are delivered pursuant to Section 8.1(a) or (b), a duly completed Officer’s Compliance Certificate;

(b)promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its board of directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;

(c)promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Indebtedness of any Borrower Party or any Subsidiary thereof in excess of the Threshold Amount pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise furnished to the Agent pursuant to the terms of this Agreement;

(d)promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Borrower Party or any Subsidiary thereof with any Environmental Law that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any Property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(e)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Agent pursuant hereto;

(f)promptly, and in any event within five (5) Business Days after receipt thereof by any Borrower Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Borrower Party or any Subsidiary thereof;

(g)promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act), as from time to time reasonably requested by the Agent or any Lender; and

(h)such other information regarding the operations, business affairs and financial condition of any Borrower Party or any Subsidiary thereof as the Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 8.1(a) or (b) or Section 8.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 12.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: the Borrower shall notify the Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Officer’s Compliance Certificates required by Section 8.2 to the Agent.  Except for such Officer’s Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Agent and/or the Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arrangers, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 8.3Notice of Litigation and Other Matters.  Promptly (but in no event later than ten (10) days after any Responsible Officer of any Borrower Party obtains knowledge thereof) notify the Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)the occurrence of any Default or Event of Default;

(b)any development or event that has had, or could reasonably be expected to have, a Material Adverse Effect, including but limited to:

(i)the commencement of proceedings and investigations by or before any Governmental Authority and actions and proceedings in any court or before any arbitrator against or involving any Borrower Party or any Subsidiary thereof or any of their respective properties, assets or businesses,

(ii)any notice of any violation received by any Borrower Party or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws, or

(iii)any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Borrower Party or any Subsidiary thereof;

(c)any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries;

(d)the occurrence of any Asset Disposition for which the Borrower is required to make a mandatory prepayment pursuant to Section 4.4(b);

(e)any incurrence by the Borrower or any of its Subsidiaries of Indebtedness exceeding the Threshold Amount;

(f)any amendment to any material debt documents evidencing or governing any Indebtedness in excess of the Threshold Amount;

(g)any attachment, judgment, lien, levy or order exceeding the Threshold Amount that may be assessed against or threatened against any Borrower Party or any Subsidiary thereof;

(h)any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect;

(i)(i) all notices received by any Borrower Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (ii) all notices received by any Borrower Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA in excess of the Threshold Amount or which could reasonably be expected to result in a Material Adverse Effect, and (iii) the Borrower obtaining knowledge or reason to know that any Borrower Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

(j)any event which makes any of the representations set forth in Article VII that is subject to materiality or Material Adverse Effect qualifications inaccurate in any respect or any event which makes any of the representations set forth in Article VII that is not subject to materiality or Material Adverse Effect qualifications inaccurate in any material respect.

Each notice pursuant to Section 8.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and propose to take with respect thereto.  Each notice pursuant to Section 8.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 8.4Preservation of Corporate Existence and Related Matters.  Except as permitted by Section 9.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

Section 8.5Maintenance of Property and Licenses.

(a)In addition to the requirements of any of the Security Documents, protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all material buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner consistent with past practice and customary industry standards.

(b)Maintain, in full force and effect in all material respects, each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted.

Section 8.6Insurance.  Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law.  All such insurance shall, (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days (or 10 days with respect to any cancellation for failure to pay applicable premiums) after receipt by the Agent of written notice thereof, (b) name the Agent as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name the Agent as lender’s loss payee.  On or prior to the Closing Date and from time to time thereafter deliver to the Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.  Without limiting the foregoing, the Borrower shall and shall cause each appropriate Borrower Party to (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that is subject to a Mortgage, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Agent, (ii) furnish to the Agent evidence of renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

Section 8.7Accounting Methods and Financial Records.  Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

Section 8.8Payment of Taxes and Other Obligations.  Pay and perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property and (b) all other Indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Subsidiary may contest any item described in this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

Section 8.9Compliance with Laws and Approvals.  Observe and remain in compliance (a) with all applicable Anti-Corruption Laws and Anti-Terrorism Laws and (b) in all material respects with all other Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except, in the case of clause (b) above, where failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 8.10Environmental Laws.  In addition to and without limiting the generality of Section 8.9, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, to the extent that any failure to so comply could reasonably be expected to result in a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, to the extent that any failure to take such actions or so comply could reasonably be expected to result in a Material Adverse Effect, and (c) defend, indemnify and hold harmless the Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

Section 8.11Compliance with ERISA.  In addition to and without limiting the generality of Section 8.9, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Agent upon the Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Agent.

Section 8.12Compliance with Material Contracts.  Comply in all respects with each Material Contract; except where failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 8.13Visits and Inspections.  Permit representatives of the Agent (accompanied by representatives of Lenders that so request), from time to time upon prior reasonable notice and at such times during normal business hours, all at the expense of the Borrower, to visit and inspect its properties;

inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that excluding any such visits and inspections during the continuation of an Event of Default, the Agent shall not exercise such rights more often than two (2) times during any calendar year at the Borrower’s expense; provided further that upon the occurrence and during the continuance of an Event of Default, the Agent may do any of the foregoing at the expense of the Borrower at any time.  Upon the request of the Agent or the Required Lenders, participate in a meeting of the Agent and Lenders once during each fiscal year, which meeting will be held at the Borrower’s corporate offices (or such other location as may be agreed to by the Borrower and the Agent) at such time as may be agreed by the Borrower and the Agent.

Section 8.14Additional Subsidiaries and Real Property.

(a)Additional Domestic Subsidiaries.  Promptly after the creation or acquisition of any U.S. Subsidiary (other than an Immaterial Subsidiary) (and, in any event, within thirty (30) days after such creation or acquisition, as such time period may be extended by the Agent in its sole discretion) cause such Person to (i) become a Subsidiary Guarantor by delivering to the Agent a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Agent shall deem appropriate for such purpose, (ii) grant a security interest in all Collateral (subject to the exceptions specified in the Security Documents) owned by such Subsidiary by delivering to the Agent a duly executed supplement to each applicable Security Document or such other document as the Agent shall deem appropriate for such purpose and comply with the terms of each applicable Security Document, (iii) deliver to the Agent such opinions, documents and certificates referred to in Section 6.1 as may be reasonably requested by the Agent, (iv) deliver to the Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person owned by the Borrower Parties, (v) deliver to the Agent such updated Schedules to the Loan Documents as requested by the Agent with respect to such Person, and (vi) deliver to the Agent such other documents as may be reasonably requested by the Agent, all in form, content and scope reasonably satisfactory to the Agent.

(b)Additional Foreign Subsidiaries.  Notify the Agent promptly after any Person becomes a First Tier Foreign Subsidiary, and promptly thereafter (and, in any event, within thirty (30) days after such notification, as such time period may be extended by the Agent in its sole discretion), cause (i) the applicable Borrower Party to deliver to the Agent Security Documents pledging sixty‑five percent (65%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new First Tier Foreign Subsidiary owned by such Borrower Party and a consent thereto executed by such new First Tier Foreign Subsidiary (including, without limitation, if applicable, and available to be freely transferred to the Agent pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction, original certificated Equity Interests (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Agent such opinions of counsel (limited to U.S. counsel), documents and certificates referred to in Section 6.1 as may be reasonably requested by the Agent, (iii) such Person to deliver to the Agent such updated Schedules to the Loan Documents as requested by the Agent with regard to such Person and (iv) such Person to deliver to the Agent such other documents as may be reasonably requested by the Agent, all in form, content and scope reasonably satisfactory to the Agent.

(c)Real Property Collateral.  (i) Promptly after the acquisition of any Material Owned Real Property that is not subject to the existing Security Documents (and, in any event, within thirty (30) days after such acquisition (as such time period may be extended by the Agent in its sole discretion), notify the

Agent and (ii) promptly thereafter (and, in any event, within sixty (60) days of such acquisition, as such time period may be extended by the Agent in its sole discretion), unless the granting of a lien on such real property in favor of the Agent is prohibited under the terms of any purchase money financing existing on such real property, deliver such mortgages, deeds of trust, title insurance policies, environmental reports, surveys and other documents reasonably requested by the Agent in connection with granting and perfecting a first priority Lien, other than Permitted Liens, on such real property in favor of the Agent, for the ratable benefit of the Lender Parties, all in form and substance acceptable to the Agent.

(d)Merger Subsidiaries.  Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 8.14(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 8.14(a) or (b), as applicable, within thirty (30) days of the consummation of such Permitted Acquisition, as such time period may be extended by the Agent in its sole discretion).

(e)Exclusions.  The provisions of this Section 8.14 shall not apply to assets as to which the Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

Section 8.15Use of Proceeds.

(a)The Borrower shall use the proceeds of the Initial Term Loan (i) to finance in part the Project Dragon Acquisition, (ii) to effect the refinancing of existing indebtedness of the Borrower and its Subsidiaries and the Target and its Subsidiaries, (iii) to pay fees and expenses incurred in connection with the foregoing, the effectiveness of and initial borrowing under the Term Loan Facility on the Closing Date, and the effectiveness of and initial extension of credit, if any, under the Revolving Credit Facility on the Closing Date, and (iv) to the extent any portion of the Term Loan Facility remains after giving effect to the items specified in clauses (i) through (iii) of this clause (a), to provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries.

(b)The Borrower shall use the proceeds of the Extensions of Credit under the Revolving Credit Facility (i) as described in Section 6.1(i), (ii) to finance the ongoing working capital requirements of the Borrower and its Subsidiaries, and (iii) for general corporate purposes of the Borrower and its Subsidiaries.

(c)The Borrower shall use the proceeds of any Incremental Term Loan and any Incremental Revolving Credit Increase as permitted pursuant to Section 5.13, as applicable.

(d)The Borrower will not request any Extension of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Extension of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 8.16Further Assurances.

(a)Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrower Parties.  The Borrower also agrees to provide to the Agent, from time to time upon the reasonable request by the Agent, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)If requested by the Agent or any Lender (through the Agent), promptly furnish to the Agent and each Lender a statement in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable.

Section 8.17Post-Closing Matters.  Execute and deliver the documents and complete the tasks set forth on Schedule 8.17, in each case within the time limits specified on such schedule.

Section 8.18Maintenance of Ratings.  At all times, use commercially reasonable efforts to maintain a corporate family rating and a rating with respect to its senior secured debt issued by Moody’s and a corporate rating and a rating with respect to its senior secured debt issued by S&P (but in each case not to maintain a specific rating).

Article IX

NEGATIVE COVENANTS

Until all of the Credit Agreement Obligations (other than contingent, indemnification obligations under this Agreement not then due and any obligations under any Secured Hedge Agreement or Secured Cash Management Agreement) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, the Borrower Parties will not, and will not permit any of their respective Subsidiaries to:

Section 9.1Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except:

(a)the Credit Agreement Obligations;

(b)Indebtedness and obligations owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(c)Indebtedness existing on the Closing Date and listed on Schedule 9.1, and any refinancings, refundings, renewals or extensions thereof; provided that (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and (ii) the final maturity date and weighted average life of such refinancing, refunding, renewal or extension shall not be prior to or shorter than that applicable to the Indebtedness prior to such refinancing, refunding, renewal or extension;

(d)Capital Lease Obligations and purchase money Indebtedness in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(e)Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 9.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Borrower nor any Subsidiary thereof (other than such Person and its Subsidiaries or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $15,000,000 at any time outstanding;

(f)Guarantees with respect to Indebtedness permitted pursuant to subsections (a) through (e) of this Section;

(g)unsecured intercompany Indebtedness to the extent permitted pursuant to Section 9.3;

(h)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the Ordinary Course of Business;

(i)Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the Ordinary Course of Business, and reimbursement obligations in respect of any of the foregoing;

(j)Indebtedness of any Borrower Party or any Subsidiary thereof incurred in the Ordinary Course of Business to finance the payment of premiums for a twelve-month period for insurance; provided that the aggregate outstanding principal amount of such Indebtedness shall not at any time exceed $5,000,000;

(k)Permitted Unsecured Debt, so long as the Borrower has a Consolidated Net Leverage Ratio that does not exceed 5.00 to 1.00 both before and after giving effect (on a Pro Forma Basis) to the incurrence thereof and any Permitted Acquisition consummated in connection therewith or other use of proceeds thereof (but disregarding any proceeds thereof in calculating the numerator of the Consolidated Net Leverage Ratio); provided, if incurred in connection with a Limited Condition Acquisition, such test may be made, at the election of the Borrower, as of the date the acquisition agreement therefor is executed rather than the closing date thereof; and

(l)Indebtedness of any Borrower Party or any Subsidiary thereof not otherwise permitted pursuant to this Section in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

Section 9.2Liens.  Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a)Liens created pursuant to the Loan Documents (including, without limitation, Liens in favor of the Swingline Lender and/or the Issuing Lenders, as applicable, on Cash Collateral granted pursuant to the Loan Documents);

(b)Liens in existence on the Closing Date and described on Schedule 9.2, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section

9.1(c) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 9.2)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

(c)Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace, if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d)the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the Ordinary Course of Business, which (i) are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(e)deposits or pledges made in the Ordinary Course of Business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(f)encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(g)Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the Ordinary Course of Business of the Borrower and its Subsidiaries;

(h)Liens securing Indebtedness permitted under Section 9.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable);

(i)Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(l) or securing appeal or other surety bonds relating to such judgments;

(j)(i) Liens on Property (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of the Borrower or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens are applicable only to specific Property, (C) such Liens are not “blanket” or all asset Liens, (D) such Liens do not attach to any other Property of the Borrower or any of its Subsidiaries and (E) the Indebtedness secured by such Liens is permitted under Section 9.1(e) of this Agreement;

(k)Liens securing Indebtedness permitted under Section 9.1(k); provided that such Liens cover only (i) unearned premiums or dividends, (ii) loss payments which reduce the unearned premiums, subject however, to the interests of the Agent as mortgagee or loss payee and (iii) any interest in any state guarantee fund relating to any financed policy;

(l)(i) Liens of a collecting bank arising in the Ordinary Course of Business under Section 4‑210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank, commodities broker or securities intermediary in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit, commodities or securities account of the Borrower or any Subsidiary thereof;

(m)(i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the Ordinary Course of Business to the extent limited to the property or assets relating to such contract;

(n)any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the Ordinary Course of Business which do not (i) interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (ii) secure any Indebtedness; and

(o)Liens not otherwise permitted hereunder on assets other than the Collateral securing Indebtedness or other obligations in the aggregate principal amount not to exceed $25,000,000 at any time outstanding.

Section 9.3Investments.  Purchase, own, invest in or otherwise acquire (in one transaction or a series of transactions), directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person (all the foregoing, “Investments”) except:

(a)Investments existing on the Closing Date in Subsidiaries existing on the Closing Date;

(b)Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 9.3;

(c)Investments made after the Closing Date by any Borrower Party in any other Borrower Party;

(d)Investments made after the Closing Date by any Non-Guarantor Subsidiary in any Borrower Party (provided that any Investments in the form of loans or advances made by any Non-Guarantor Subsidiary to any Borrower Party pursuant to this clause (d) shall be subordinated to the Credit Agreement Obligations in a manner reasonably satisfactory to the Agent);

(e)Investments made after the Closing Date by any Borrower Party in any Non-Guarantor Subsidiary in an aggregate amount at any time outstanding not to exceed (A) $25,000,000 less (B) the amount of outstanding Investments made after the Closing Date pursuant to Section 9.3(m)(ii) (provided that any Investments in the form of loans or advances made by any Borrower Party to any Non-Guarantor Subsidiary pursuant to this clause (e) shall be evidenced by a demand note in form and substance reasonably satisfactory to the Agent and shall be pledged and delivered to the Agent pursuant to the Security Documents);

(f)Investments in Foreign Subsidiaries to finance Capital Expenditures made on or after the Closing Date but prior to December 31, 2018 in Singapore of up to $8,000,000 in the aggregate;

(g)Investments made by any Foreign Subsidiary in another Foreign Subsidiary (or Person who becomes a Foreign Subsidiary in connection with such Investment);

(h)[reserved];

(i)Investments in cash and Cash Equivalents;

(j)deposits made in the Ordinary Course of Business to secure the performance of leases or other obligations as permitted by Section 9.2;

(k)Hedge Agreements permitted pursuant to Section 9.1;

(l)purchases of assets in the Ordinary Course of Business;

(m)Investments by the Borrower or any of its Subsidiaries in the form of:

(i)Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition becomes a part of the Borrower or a Subsidiary Guarantor or becomes (whether or not such Person is a Wholly-Owned Subsidiary) a Subsidiary Guarantor to the extent required and  in the manner contemplated by Section 8.14; and

(ii)Investments by any Borrower Party in Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition does not become a Subsidiary Guarantor or a part of a Subsidiary Guarantor in an aggregate amount at any time outstanding not to exceed (A) $25,000,000 less (B) the amount of outstanding Investments made pursuant to Section 9.3(e);

(n)[reserved];

(o)Investments in the form of loans and advances to officers, directors and employees in the Ordinary Course of Business in an aggregate amount not to exceed at any time outstanding $1,000,000 (determined without regard to any write-downs or write-offs of such loans or advances);

(p)Investments in the form of Restricted Payments permitted pursuant to Section 9.6;

(q)Guarantees permitted pursuant to Section 9.1;

(r)Investments in joint ventures; provided, that the aggregate amount of all such Investments shall not at any time exceed $10,000,000;

(s)Investments consisting of the formation and capitalization of new Subsidiaries; provided that the requirements of Section 8.14 are met with respect to such new Subsidiary and any Investment made to capitalize such new Subsidiary is otherwise permitted under this Section 9.3;

(t)Investments not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $5,000,000 at any time outstanding; provided that, immediately before and immediately after giving pro forma effect to any such Investments, no Default or Event of Default shall have occurred and be continuing; and

(u)Investments (including Acquisitions) not otherwise permitted pursuant to this Section in an aggregate amount at any time outstanding not to exceed the Available Amount; provided that, immediately after giving pro forma effect to any such Investments, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated Net Leverage Ratio shall be no greater than 4.00 to 1.00; provided, in the case of a Limited Condition Acquisition, the foregoing ratio may, at the election of the Borrower, be tested as of the date of the execution of the acquisition agreement therefor, rather than the closing date thereof.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 9.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

Section 9.4Fundamental Changes.  Merge, consolidate or enter into any similar combination with, or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except that, so long as no Default exists or would result therefrom:

(a)any U.S. Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other U.S. Subsidiaries, provided that (A) when any Subsidiary Guarantor is merging with another U.S. Subsidiary, a Subsidiary Guarantor shall be the continuing or surviving Person and (B) without limiting the foregoing clause (A), to the extent that any such U.S. Subsidiary is a Wholly-Owned Subsidiary, a Wholly-Owned Subsidiary shall be the continuing or surviving Person;

(b)any Foreign Subsidiary may merge with any one or more other Foreign Subsidiaries; provided (A) that when any Pledged Foreign Subsidiary is merging with another Foreign Subsidiary, a Pledged Foreign Subsidiary shall be the continuing or surviving Person, and (B) without limiting the foregoing clause (A), to the extent that any such Foreign Subsidiary is a Wholly-Owned Subsidiary, a Foreign Subsidiary that is a Wholly-Owned Subsidiary shall be the continuing or surviving Person;

(c)any U.S. Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to a Subsidiary Guarantor; provided that (i) if the transferor in any such transaction is a Subsidiary Guarantor, then the transferee must either be the Borrower or a Subsidiary Guarantor, and (ii) if the transferor in any such transaction is a U.S. Non-Guarantor Subsidiary or a Subsidiary Guarantor that is not a Wholly-Owned Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets;

(d)any Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any other Foreign Subsidiary; provided that (i) if the transferor in any such transaction is a Pledged Foreign Subsidiary, then the transferee must be a Pledged Foreign

Subsidiary, and (ii) that the consideration for such disposition shall not exceed the fair value of such assets; and

(e)any Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Borrower Party; provided that the consideration for such disposition shall not exceed the fair value of such assets.

Section 9.5Asset Dispositions.  Make any Asset Disposition except:

(a)the disposition of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

(b)non-exclusive licenses and sublicenses of intellectual property rights in the Ordinary Course of Business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Subsidiaries;

(c)leases, subleases, licenses or sublicenses of real or personal property granted by the Borrower or any of its Subsidiaries to others in the Ordinary Course of Business not detracting from the value of such real or personal property or interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(d)Asset Dispositions in connection with Casualty or Condemnation Events not constituting an Event of Default;

(e)Asset Dispositions in connection with transactions permitted by Section 9.4; and

(f)Asset Dispositions not otherwise permitted pursuant to this Section; provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition, (ii) such Asset Disposition is made for fair market value and the consideration received shall be no less than 75% in cash, and (iii) the Net Cash Proceeds thereof are applied (or reinvested) as required by Section 4.4(b).

Section 9.6Restricted Payments.  Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of any Borrower Party or any Subsidiary thereof, or make any distribution of cash, property or assets to the holders of shares of any Equity Interests of any Borrower Party or any Subsidiary thereof (all of the foregoing, the “Restricted Payments”); provided that:

(a)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower or any of its Subsidiaries may pay dividends in shares of its own Qualified Equity Interests;

(b)any Subsidiary of the Borrower may pay cash dividends to the Borrower or any Subsidiary Guarantor (and, if applicable, to other holders of its outstanding Qualified Equity Interests on a pro rata basis);

(c)(i) any U.S. Non-Guarantor Subsidiary may make Restricted Payments to any other U.S. Non-Guarantor Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis) and (ii) any Foreign Subsidiary may make Restricted Payments to any other Foreign Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis);

(d)the Borrower may declare or pay any cash dividends to the holders of its outstanding Qualified Equity Interests in an aggregate amount not to exceed $2,000,000 per fiscal year (pro-rated for the fiscal year ended July 31, 2017) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect thereto, the Borrower shall be in compliance with the covenant set forth in Section 9.11;

(e)the Borrower may make other Restricted Payments in an aggregate amount not to exceed $5,000,000 per fiscal year, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) after giving effect thereto, the Consolidated Net Leverage Ratio shall be equal to or less than 4.00 to 1.00;

(f)the Borrower may purchase, redeem or acquire, cancel or retire for value capital stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire capital stock of the Borrower held by any existing or former directors, employees or management of the Borrower or any Subsidiary of the Borrower or their assigns, estates or heirs, in each case, in connection with employee or director stock option, restricted stock or restricted stock units, or stock purchase agreements or other agreements to compensate such management, employees or directors; provided that such redemptions or repurchases pursuant to this clause (f) will not exceed $1,500,000 in the aggregate during any calendar year; and

(g)the repurchase of Equity Interests deemed to occur upon the exercise or vesting of stock or other equity options to the extent such Equity Interests represent a portion of the exercise price of those stock or other equity options and any repurchase or other acquisition of Equity Interests made in lieu of withholding taxes in connection with any exercise, exchange, or vesting of stock options, warrants, incentives or other rights to acquire Equity Interests.

Section 9.7Transactions with Affiliates.  Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any officer, director, holder of any Equity Interests in, or other Affiliate of, the Borrower or any of its Subsidiaries, or any Affiliate of any such officer, director or holder, other than:

(a)(i) transactions permitted by clauses (f) and (g) of Section 9.1, (ii) transactions permitted by clauses (a), (b), (c), (d), (e), (o), (p), (q) and (s) of Section 9.3, and (iii) transactions permitted by Section 9.6;

(b)transactions existing on the Closing Date and described on Schedule 9.7;

(c)transactions among Borrower Parties;

(d)transactions among Borrower Parties and Subsidiaries (other than Borrower Parties); provided that such transaction is on terms as favorable to the Borrower Party as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party;

(e)transactions among Foreign Subsidiaries;

(f)employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and its Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the Ordinary Course of Business and approved by the board of directors of the Borrower;

(g)the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower and the Subsidiaries in the Ordinary Course of Business to the extent attributable to the ownership or operation of, or in connection with any services provided to, the Borrower and the Subsidiaries;

(h)transactions in the Ordinary Course of Business between the Borrower and its Subsidiaries that have been approved by the board of directors of the Borrower; and

(i)other transactions on terms as favorable to the Borrower and its Subsidiaries as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party.

Section 9.8Accounting Changes; Organizational Documents.

(a)Change its Fiscal Year end, or make (without the consent of the Agent) any material change in its accounting treatment and reporting practices except as required by GAAP; provided that any such changes by the Target and its Subsidiaries to conform to the fiscal year end and reporting practices of the Borrower and its existing Subsidiaries (before giving effect to the Project Dragon Acquisition) shall be permitted.

(b)Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse to the rights or interests of the Lenders.

Section 9.9No Further Negative Pledges; Restrictive Agreements.

(a)Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to, or of the type described in, Section 9.1(d) (provided that any such restriction contained therein relates only to the asset or assets financed thereby), (iii) customary restrictions contained in the organizational documents of any Non-Guarantor Subsidiary as of the Closing Date and (iv) customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien).

(b)Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Borrower Party or any Subsidiary thereof to (i) pay dividends or make any other distributions to any Borrower Party or any Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Borrower Party or (iii) make loans or advances to any Borrower Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, provided that such sale is permitted hereunder, and (C) Applicable Law.

(c)Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Borrower Party or any Subsidiary thereof to (i) sell, lease or transfer any of its properties or assets to any Borrower Party or (ii) act as a Borrower Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 9.1(d) (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (F) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 9.5) that limit the transfer of such Property pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto, (H) customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property, and (I) customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business.

Section 9.10Nature of Business.  Engage in any business other than the business conducted by the Borrower and its Subsidiaries as of (and after giving effect to the Transactions occurring on) the Closing Date, the manufacture, sale, or distribution of chemical products and related products and services, and any business activities reasonably related or ancillary thereto.

Section 9.11Financial Covenant.  Permit the Consolidated Net Leverage Ratio, as of the end of any fiscal quarter, to exceed the correlative ratio for the applicable period set forth below:

Fiscal Quarters Ending	Consolidated Net Leverage Ratio
10/31/2017 – 4/30/2018	6.50 to 1.00
7/31/2018 – 4/30/2019	5.75 to 1.00
7/31/2019 – 4/30/2020	5.00 to 1.00
7/31/2020 – 4/30/2021	4.50 to 1.00
7/31/2021 – 4/30/2022	4.25 to 1.00
7/31/2022 – Latest Maturity Date	4.00 to 1.00

Article X

DEFAULT AND REMEDIES

Section 10.1Events of Default.  Each of the following shall constitute an Event of Default:

(a)Default in Payment of Principal of Loans and Reimbursement Obligations.  The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise), and such default shall continue for a period of three (3) Business Days.

(b)Other Payment Default.  The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Credit Agreement Obligations arising under any Loan Document, and such default shall continue for a period of three (3) Business Days.

(c)Misrepresentation.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d)Default in Performance of Certain Covenants.  (i) Any Borrower Party or any Subsidiary thereof shall default in the performance or observance of any covenant or agreement contained in Section 8.1, Section 8.2(a), Section 8.3, Section 8.4, Section 8.14, Section 8.15 or Section 8.17 or Article IX, or (ii) any Borrower Party or any Subsidiary thereof shall default in the performance or observance of any covenant or agreement contained in Section 8.13  or Section 8.16 and such failure continues for fifteen (15) days.

(e)Default in Performance of Other Covenants and Conditions.  Any Borrower Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of any Borrower Party having obtained knowledge thereof.

(f)Indebtedness Cross-Default.  Any Borrower Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

(g)Change in Control.  Any Change in Control shall occur.

(h)Voluntary Bankruptcy Proceeding.  Any Borrower Party or any Subsidiary thereof shall (i) commence a voluntary case under any Bankruptcy Laws, (ii) file a petition seeking to take advantage of any Bankruptcy Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Bankruptcy Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(i)Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against any Borrower Party or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Bankruptcy Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Borrower Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(j)Failure of Agreements.  Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on any Borrower Party or any Subsidiary thereof party thereto or any such Person shall so state in writing (including tendering any notice of termination delivered pursuant to the terms of any guaranty of any Credit Agreement Obligation), or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(k)ERISA Events.  The occurrence of any of the following events: (i) any Borrower Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Borrower Party or any ERISA Affiliate is required to pay as contributions thereto and such unpaid amounts are in excess of the Threshold Amount, (ii) a Termination Event or (iii) any Borrower Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount.

(l)Judgment.  A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered against any Borrower Party or any Subsidiary thereof by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof.

(m)Casualty or Condemnation Events.  There shall occur any Casualty or Condemnation Event that results in the loss of value in the assets the subject of such Casualty or Condemnation Event(s) (i) in an aggregate amount of more than $5,000,000 in any Fiscal Year (after taking into account any insurance or condemnation proceeds paid or payable on account of such Casualty or Condemnation Event(s)); or (ii) in an aggregate amount of more than $10,000,000 subsequent to the Closing Date (after taking into account any insurance or condemnation proceeds paid or payable on account of such Casualty or Condemnation Event(s)); unless, in each case, within 30 days after the occurrence thereof, the Required Lenders have agreed in writing that such Casualty or Condemnation Event does not constitute an Event of Default.

(n)Foreclosure.  The institution of a foreclosure or other possessory action against (i) the Mortgaged Property, or (ii) any of the Collateral other than the Mortgaged Property, except where such action would not be reasonably expected to have a Material Adverse Effect.

Section 10.2Remedies.  Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower:

(a)Acceleration; Termination of Credit Facility.  Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Credit Agreement Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without notice, presentment, demand, protest, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest or other formalities of any kind, all of which are expressly waived by each Borrower Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(h) or (i), the Credit Facility shall be automatically terminated and all Credit Agreement Obligations shall automatically become due and payable without notice, presentment, demand, protest, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest or other formalities of any kind, all of which are expressly waived by each Borrower Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)Letters of Credit.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a Cash Collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such Cash Collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Credit Agreement Obligations on a pro rata basis.  After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Credit Agreement Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.

(c)General Remedies.  Exercise on behalf of the Lender Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Credit Agreement Obligations.

Section 10.3Rights and Remedies Cumulative; Non-Waiver; etc.

(a)The enumeration of the rights and remedies of the Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents and under the Secured Hedge Agreements and Secured Cash Management Agreements against the Borrower Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 10.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or the Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.4 (subject to the terms of Section 5.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower Party under any Bankruptcy Law; and provided, further, that if at any time there is no Person acting as the Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 10.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.4Crediting of Payments and Proceeds.  In the event that the Credit Agreement Obligations arising under the Loan Documents have been accelerated pursuant to Section 10.2 or the Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Credit Agreement Obligations and all net proceeds from the enforcement of the Credit Agreement Obligations shall be applied by the Agent as follows:

First, to payment of that portion of the Credit Agreement Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Agent in its capacity as such, the Issuing Lenders in their capacity as such and the Swingline Lender in its capacity as such, ratably among the Agent, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Credit Agreement Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Credit Agreement Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Credit Agreement Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the Agent for the account of the Issuing Lenders, to Cash Collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Credit Agreement Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law;

provided, however, that notwithstanding anything to the contrary herein or in any other Loan Document, no amount received from any Borrower Party shall be applied to any Excluded Swap Obligation of such Borrower Party, but appropriate adjustments shall be made with respect to payments from other Borrower Parties to preserve the allocation to Credit Agreement Obligations otherwise set forth above in this Section 10.4.

Notwithstanding the foregoing, Credit Agreement Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may request upon receiving such notice, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article XI for itself and its Affiliates as if a “Lender” party hereto.

Section 10.5Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Borrower Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Credit Agreement Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Agent under Section 3.3, Section 5.3 and Section 12.3) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 3.3, Section 5.3 and Section 12.3.

Section 10.6Credit Bidding.

(a)The Agent, with the consent of the Required Lenders, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Agent under the provisions of the UCC, including pursuant to Sections 9‑610 or 9‑620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b)Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

Article XI

THE ADMINISTRATIVE AGENT

Section 11.1Appointment and Authority.

(a)Each of the Lenders and each Issuing Lender hereby irrevocably appoints KeyBank to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except as expressly provided in Section 11.6, the provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Lenders hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Borrower Parties to secure any of the Credit Agreement Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Lender Parties).  In this connection, the Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Agent, shall be entitled to the benefits of all provisions of Article XI and Article XII (including Section 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 11.2Rights as a Lender.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.3Exculpatory Provisions.

(a)The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Agent:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law; and

(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b)The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Borrower, a Lender or an Issuing Lender.

(c)The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including, without limitation, any report provided to it by an Issuing Lender pursuant to Section 3.9), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent or (vi) the utilization of any Issuing Lender’s L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Agent).

Section 11.4Reliance by the Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.5Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as the Agent.  The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

Section 11.6Resignation of the Agent.

(a)The Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed, and provided that such consent shall not be required if at such time an Event of Default exists and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as the Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as the Agent and, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed, and provided that such consent shall not be required if at such time an Event of Default exists and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.  Upon the acceptance of a successor’s appointment as the Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as the Agent.

(d)Any resignation by, or removal of, KeyBank as the Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and the Swingline Lender.  Upon the acceptance of a successor’s appointment as the Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, and the Swingline Lender, (b) the retiring Issuing Lender and the Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

Section 11.7Non-Reliance on the Agent and Other Lenders.  Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 11.8No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or an Issuing Lender hereunder.

Section 11.9Collateral and Guaranty Matters.

(a)Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Agent, at its option and in its discretion:

(i)to release any Lien on any Collateral granted to or held by the Agent, for the ratable benefit of the Lender Parties, under any Loan Document (A) upon the termination of the Revolving Credit Commitment and payment in full of all Credit Agreement Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Agent and the applicable Issuing Lender shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing in accordance with Section 12.2;

(ii)to subordinate any Lien on any Collateral granted to or held by the Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 9.2(h); and

(iii)to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 11.9.  In each case as specified in this Section 11.9, the Agent will, at the Borrower’s expense, execute and deliver to the applicable Borrower Party such documents as such Borrower Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.9.  In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 9.5, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(b)The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Borrower Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 11.10Secured Hedge Agreements and Secured Cash Management Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article XI to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless the Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Agent may request upon receiving such notice, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Article XII

MISCELLANEOUS

Section 12.1Notices.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

KMG Chemicals, Inc.

300 Throckmorton Street

Fort Worth, Texas 76102

Attention:  Marcelino Rodriguez

Telephone No.:  817-761-6045
Facsimile No.:  817-720-1043

E-mail:  mrodriguez@kmgchemicals.com

With copies to:

KMG Chemicals, Inc.

300 Throckmorton Street

Fort Worth, Texas 76102

Attention:  Roger Jackson

Telephone No.:  817-761-6015
Facsimile No.:  817-720-1043

E-mail:  rjackson@kmgchemicals.com

Haynes and Boone, LLP

One Houston Center

1221 McKinney, Suite 2100

Houston, Texas  77010

Attention:  Joseph Vilardo, Esq.

Telephone No.:  (713) 547-2228
Facsimile No.:  (713) 236-5591
E-mail:  joseph.vilardo@haynesboone.com

If to KeyBank (whether as a Lender or Agent):

KeyBank National Association

MC: OH-01-27-0601

127 Public Square

Cleveland, Ohio 44114

Attention: Leveraged Loans

Telephone No.:  (216) 689-8319

Facsimile No.:  (216) 689-4814

Email:  jeffrey.kalinowski@key.com

With a copy to:

Latham & Watkins LLP

355 South Grand Avenue

Suite 100

Los Angeles, California  90071

Attention:  Greg Robins

Telephone No.:  (213) 891-8850

E-mail:  greg.robins@lw.com

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II if such Lender or such Issuing Lender, as applicable, has notified the Agent that is incapable of receiving notices under such Article by electronic communication.  The Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Agent’s Office.  The Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and the Lenders, as the Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d)Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e)Platform.

(i)Each Borrower Party agrees that the Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lenders and the other Lenders by posting the Borrower Materials on the Platform.

(ii)The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.  In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower Party’s or the Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Borrower Party, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(f)Private Side Designation.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

Section 12.2Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, or any Default or Event of Default considered cured, if, but only if, such amendment, waiver or consent or confirmation of cure is in writing signed by the Required Lenders (or by the Agent with the consent of the Required Lenders) and delivered to the Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a)increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.2) or the amount of Loans of any Lender, in any case, without the written consent of such Lender;

(b)waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders

(or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(c)reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(b) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(d)change Section 5.6 or Section 10.4 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(e)except as otherwise permitted by this Section 12.2, change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of the Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f)consent to the assignment or transfer by any Borrower Party of such Borrower Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender;

(g)release any Subsidiary Guarantor from the Subsidiary Guaranty Agreement (other than as authorized in Section 11.9), without the written consent of each Lender; or

(h)release all or substantially all of the Collateral, release any Security Document (other than as authorized in Section 11.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document), or subordinate any Lien created in favor of the Agent for the benefit of the Lender Parties pursuant to any Security Document (other than as authorized in Section 11.9 ), without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) each Letter of Credit Application may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Application shall be promptly delivered to the Agent upon such amendment or waiver; and (vi) the Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision.  Notwithstanding anything to the contrary herein, no Defaulting

Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) any amendment, waiver or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms affects any such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 12.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Agent reasonably deems appropriate in order to effectuate the terms of Section 5.13 (including, without limitation, as applicable, (1) to permit the Incremental Loan Commitments and Incremental Loans to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Loan Commitments or outstanding Incremental Loans in any determination of (i) the Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Revolving Commitment Percentage, in each case, without the written consent of such affected Lender.

Section 12.3Expenses; Indemnity.

(a)Costs and Expenses.  The Borrower and any other Borrower Party, jointly and severally, shall pay (i) all reasonable out of pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent) in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification by the Borrower.  The Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Borrower Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of

Hazardous Materials on or from any property owned or operated by any Borrower Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Borrower Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, AND IN ALL CASES WHETHER OR NOT CAUSED BY THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF ANY INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (B) result from a claim brought by any Borrower Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (C) result from disputes arising solely between Indemnitees and (x) not involving any action or inaction by the Borrower or any of its Subsidiaries and (y) not relating to any action of such Indemnitees in their capacity as the Agent or as an Arranger.  This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Reimbursement by the Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Borrower and each other Borrower Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No

Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

(f)Survival.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

(g)Provisions with Respect to California Real Property.  The Borrower Parties, the Agent and the other Lender Parties, acknowledge and agree that to the extent that California law is applicable, the representations, warranties, covenants, indemnities, waivers and other provisions contained in Section 7.8, Section 8.2(d) and Section 8.3 (insofar as Section 8.2(d) and Section 8.3 relate to Environmental Laws, Environmental Claims or Hazardous Materials), Section 8.9 (insofar as Section 8.9 relates to Environmental Laws), Section 8.10 and Section 12.3 (insofar as Section 12.3 relates to Environmental Laws, Environmental Claims, Hazardous Materials and the breach of any environmental representations, warranties or covenants) of this Agreement as the same relate to any real property Collateral that is located in the State of California are intended to constitute, and do constitute, “environmental provisions” as that term is defined in Section 736(f)(2) of the California Code of Civil Procedure.  To the extent that California law is applicable, pursuant to Section 736 of the California Code of Civil Procedure, any action by the Agent or any other Secured Party for the recovery of damages or enforcement of this Section shall not constitute an action within the meaning of Section 726(a) of the California Code of Civil Procedure or constitute a money judgment for a deficiency or a deficiency judgment within the meaning of Sections 580a, 580b, 580d or 726(b) of the California Code of Civil Procedure.  Further, each Borrower Party and the Indemnitees mutually intend that to the extent that California law is applicable and if recovery of damages, injunctive or other equitable relief, or other enforcement of any environmental provisions shall not be available to the Agent or any other Lender Party under or pursuant to Section 736 of the California Code of Civil Procedure, such damages, injunctive or other equitable relief, or other enforcement of any environmental provisions shall be recoverable and available under the law of the State of California other than Section 736 of the California Code of Civil Procedure, as contemplated in Section 736(d) of the California Code of Civil Procedure.  Without limiting the foregoing, the Agent and the other Lender Parties shall also have all rights and remedies set forth in Section 726.5 of the California Code of Civil Procedure with respect to any real property Collateral located in the State of California.

Section 12.4Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Borrower Party against any and all of the obligations of the Borrower or such Borrower Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Borrower Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 10.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Credit Agreement Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section shall be subject to Section 4.1 and Section 4.2 of this Agreement, and are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have.  Each Lender, such Issuing Lender and the Swingline Lender agree to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.5Governing Law; Jurisdiction, Etc.

(a)GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER BORROWER PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER, ANY ISSUING LENDER, THE SWINGLINE LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER, ANY ISSUING LENDER OR THE SWINGLINE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER BORROWER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE.  THE BORROWER AND EACH OTHER BORROWER PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 12.1.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 12.6Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.7[Reserved].

Section 12.8Reversal of Payments.  To the extent any Borrower Party makes a payment or payments to the Agent for the ratable benefit of the Lenders or the Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Bankruptcy Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Credit Agreement Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Agent.

Section 12.9Injunctive Relief.  The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of their obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 12.10Successors and Assigns; Participations.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by the Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Agent) unless such consent is expressly refused by the Borrower on or prior to such fifth (5th) Business Day;

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, or (z) such assignment is made during the 60-day period following the Closing Date to any Person approved by the Borrower on the Closing Date; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within 5 Business Days after having received notice thereof;

(B)the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)the consents of the Issuing Lenders and the Swingline Lender shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5.8, Section 5.9, Section 5.10, Section 5.11 and Section 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void.)

(c)Register.  The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Cleveland, Ohio, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, the Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.2(a), (b), (c) or (d) that directly and adversely affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.9, Section 5.10 and Section 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(g) (it being understood that the documentation required under Section 5.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 5.10 or Section 5.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a

Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.12(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as the Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)Borrower Buybacks.  Notwithstanding anything in this Agreement to the contrary, any Term Loan Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to the Borrower pursuant to open market purchases or in accordance with procedures to be agreed between the Borrower and the Agent, pursuant to an offer made available to all Term Loan Lenders on a pro rata basis (a “Dutch Auction”), subject to the following limitations:

(i)the Borrower shall represent and warrant, as of the date of the launch of the Dutch Auction and on the date of any such assignment, that neither it, its Affiliates nor any of its respective directors or officers has any Excluded Information that has not been disclosed to the Term Loan Lenders generally (other than to the extent any such Term Loan Lender does not wish to receive material non-public information with respect to the Borrower or its Subsidiaries or any of their respective securities) prior to such date;

(ii)immediately and automatically, without any further action on the part of the Borrower, any Lender, the Agent or any other Person, upon the effectiveness of such assignment of Term Loans from a Term Loan Lender to the Borrower, such Term Loans and all rights and obligations as a Term Loan Lender related thereto shall, for all purposes under this Agreement, the other Loan Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled, and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Term Loan Lender hereunder or under the other Loan Documents by virtue of such assignment;

(iii)the Borrower shall not use the proceeds of any Revolving Loans for any such assignment; and

(iv)no Default or Event of Default shall have occurred and be continuing before or immediately after giving effect to such assignment.

Section 12.11Treatment of Certain Information; Confidentiality.  Each of the Agent, the Lenders and the Issuing Lenders (each, a “Commitment Party”) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made is subject to confidentiality provisions generally or will otherwise be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative or other compulsory proceeding, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, any Lender, any Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (k) to governmental regulatory authorities in connection with any regulatory examination of the Agent or any Lender or in accordance with the Agent’s or any Lender’s regulatory compliance policy if the Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Agent or such Lender or any of its subsidiaries or affiliates, (l) to the extent that such information is independently developed by such Commitment Party or its Affiliates or Related Parties, or (m) for purposes of establishing a “due diligence” defense.  For purposes of this Section, “Information” means all information received from any Borrower Party or any Subsidiary thereof relating to any Borrower Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Borrower Party or any Subsidiary thereof; provided that, in the case of information received from a Borrower Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12Performance of Duties.  Each of the Borrower Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Borrower Party at its sole cost and expense.

Section 12.13All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Agent and any Persons designated by the Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Credit Agreement Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

Section 12.14Survival.

(a)All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b)Notwithstanding any termination of this Agreement, the indemnities to which the Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Agent and the Lenders against events arising after such termination as well as before.

Section 12.15Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 12.16Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.17Counterparts; Integration; Effectiveness; Electronic Execution.

(a)Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent, the Issuing Lender, the Swingline Lender and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.18Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Credit Agreement Obligations (other than contingent indemnification obligations under this Agreement not then due and any obligations under any Secured Hedge Agreement or Secured Cash Management Agreement) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized or otherwise satisfied in a manner acceptable to the Issuing Lender), and the Revolving Credit Commitment has been terminated.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

Section 12.19USA PATRIOT Act.  The Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, each of them is required to obtain, verify and record information that identifies each Borrower Party, which information includes the name and address of each Borrower Party and other information that will allow such Lender to identify each Borrower Party in accordance with the PATRIOT Act.

Section 12.20Independent Effect of Covenants.  The Borrower expressly acknowledges and agrees that each covenant contained in Article VIII or Article IX hereof shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article VIII or Article IX, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Article VIII or Article IX.

Section 12.21No Advisory or Fiduciary Responsibility.

(a)In connection with all aspects of each transaction contemplated hereby, each Borrower Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agent, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b)Each Borrower Party acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.  Each Lender, Arranger and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.

Section 12.22Keepwell.  Each Qualified ECP Guarantor (as defined below) hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Borrower Party to honor all of its obligations under this Agreement and the other Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Loan Document, voidable under Bankruptcy Laws and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Credit Agreement Obligations (other than contingent indemnification obligations not then due) shall have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized), and the Commitments terminated.  Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Borrower Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.  For purposes of this Section, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Borrower Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 12.23Inconsistencies with Other Documents.  In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Agent or the Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

Section 12.24Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower Party in respect of any such sum due from it to the Agent or any Lender Party hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender Party, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Agent or such Lender Party, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or any Lender Party from any Borrower Party in the Agreement Currency, such Borrower Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender Party, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or any Lender Party in such currency, the Agent or such Lender Party, as the case may be, agrees to return the amount of any excess to such Borrower Party (or to any other Person who may be entitled thereto under Applicable Law).

Section 12.25Real Property Located in the State of California.  Notwithstanding anything to the contrary contained herein or in the other Loan Documents, the provisions of Section 7.8, Section 8.2(d) and Section 8.3 (insofar as Section 8.2(d) and Section 8.3 relate to Environmental Laws, Environmental Claims or Hazardous Materials), Section 8.9 (insofar as Section 8.9 relates to Environmental Laws), Section 8.10 and Section 12.3 (insofar as Section 12.3 relates to Environmental Laws, Environmental Claims, Hazardous Materials and the breach of any environmental representations, warranties or covenants), (A) shall not be secured by any real property Collateral located in the State of California notwithstanding that any such real property Collateral may secure any or all other obligations of the Borrower Parties under this Agreement or any other Loan Documents, and (B) shall not limit or impair any rights or remedies of the Agent or any other Lender Party against any Borrower Party or any Subsidiaries thereof under any Environmental Laws, including any rights of contribution or indemnification.

Section 12.26Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution, and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 12.27Entire Agreement.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY

EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

KMG CHEMICALS, INC., as Borrower

By: /s/ Marcelino Rodriguez

Name:Marcelino Rodriguez

Title:Vice President and Chief Financial Officer

Signature Page to

KMG Chemicals, Inc. Credit Agreement

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION, as Agent, Swingline Lender, Issuing Lender and Lender

By: /s/ Jeff Kalinowski

Name:Jeff Kalinowski

Title:Senior Vice President

Signature Page to

KMG Chemicals, Inc. Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By: /s/ Nicholas Renna

Name:Nicholas Renna

Title:Senior Corporate Banking Manager

Signature Page to

KMG Chemicals, Inc. Credit Agreement

JPMORGAN CHASE BANK, N.A., as Lender

By: /s/ Michael Becker

Name:Michael Becker

Title:Credit Risk Director

Signature Page to

KMG Chemicals, Inc. Credit Agreement